Exhibit 4.21

AMENDED AND RESTATED FACILITIES AGREEMENT

Amongst

NEDBANK LIMITED

and

HARMONY GOLD MINING COMPANY LIMITED

and

THE GUARANTORS LISTED IN SCHEDULE 2

TABLE OF CONTENTS

1.	PARTIES	1
2.	DEFINITIONS AND INTERPRETATION	1
3.	INTRODUCTION	33
4.	CONDITIONS TO ADVANCE	33
5.	THE TERM FACILITIES	35
6.	THE RCF FACILITY	41
7.	VOLUNTARY PREPAYMENT	48
8.	MANDATORY PREPAYMENT	48
9.	PAYMENTS	50
10.	BREAKAGE COSTS AND BREAKAGE GAINS	51
11.	GUARANTEE AND INDEMNITY	52
12.	CESSION IN SECURITY	55
13.	WARRANTIES AND REPRESENTATIONS	58
14.	FINANCIAL INFORMATION	68
15.	POSITIVE UNDERTAKINGS	73
16.	NEGATIVE UNDERTAKINGS	75
17.	FINANCIAL COVENANTS	77
18.	EVENTS OF DEFAULT	79
19.	TAXES	86
20.	TAX RECEIPTS	88
21.	INCREASED COSTS	88
22.	CERTIFICATE OF INDEBTEDNESS	89
23.	SET-OFF	90
24.	CHANGE OF PARTY	90
25.	INTEREST ON ARREAR AMOUNTS AND INDEMNITY	94
26.	FACILITY AGENT	95
27.	CONFIDENTIALITY	99
28.	FEES AND EXPENSES	102
29.	NOTICES AND DOMICILIA	104
30.	GOVERNING LAW	106
31.	JURISDICTION	106
32.	SEVERABILITY	106
33.	GENERAL	107

AMENDED AND RESTATED FACILITIES AGREEMENT

1.	PARTIES

1.1	The Parties to this Agreement are:

1.1.1	NEDBANK LIMITED;

1.1.2	HARMONY GOLD MINING COMPANY LIMITED; and

1.1.3	THE GUARANTORS AS LISTED IN SCHEDULE 2.

1.2	The Parties agree as set out below.

2.	DEFINITIONS AND INTERPRETATION

2.1	The headings to the clauses and schedules of this Agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof nor modify nor amplify the terms of this Agreement nor any clause or schedule hereof.

2.2	Unless inconsistent with the context, the expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

2.2.1	“Accession Undertaking” means in relation to a New Lender an undertaking substantially in the form set out in Schedule 12 (Form of Accession Undertakings);

2.2.2	“Advance” means either a Term Facility Advance or an RCF Advance, as the case may be;

2.2.3	“Advance Date” means any date upon which the Lender makes an Advance hereunder;

2.2.4	“Agreement” means the Original Facilities Agreement between the Parties dated 11 December 2009 as amended and restated by this

Amended and Restated Facilities Agreement read together with the Schedules hereto;

2.2.5	“Applicable RCF Margin” means 3.5% (three comma five percent) nacm (if the applicable RCF Interest Period is 1 (one) month), nacq (if the applicable RCF Interest Period is 3 (three) months) or nacs (if the applicable RCF Interest Period is 6 (six) months), as specified in the Utilisation Request relating to each RCF Advance;

2.2.6	“Applicable Term Margin” means 3.5% (three comma five percent) nacq;

2.2.7	“ARM Cession and Pledge in Security” means the cession and pledge in security by African Rainbow Minerals Gold Limited (“ARMGold”) in favour of the Finance Parties of the shares held by it in ARMGold / Harmony Joint Investment Company (Proprietary) Limited and ARMGold / Harmony Freegold Joint Venture Company (Proprietary) Limited and any claims ARMGold has against such companies dated on or about the Signature Date, as amended by an addendum thereto dated on or about the New Facilities Signature Date;

2.2.8	“Auditors” means the Borrower’s auditors from time to time provided that the Borrower’s auditors shall only, save with the prior written consent of the Facility Agent, be any one or more of Deloitte & Touche, KPMG Inc., Ernst & Young or PricewaterhouseCoopers Inc.;

2.2.9	“Authorised Signatory” means a person or persons duly authorised to bind the Borrower in terms of this Agreement and in respect of whom the Borrower shall have delivered to the Facility Agent certified specimens of such person’s or persons’ signature(s) together with evidence satisfactory to the Facility Agent that such person is duly authorised to bind the Borrower;

2.2.10	“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, as the case may be;

2.2.11	“Availability Period” means, in relation to the RCF Facility, the period commencing on the date of Financial Close and ending on the earlier of:

2.2.11.1	the date on which the Available RCF Facility is cancelled in terms of this Agreement; and

2.2.11.2	the date which is 1 (one) month prior to the Final Repayment Date relating to the RCF Facility;

2.2.12	“Available RCF Facility” means the RCF Facility Amount minus:

2.2.12.1	the amount of any outstanding RCF Loans; and

2.2.12.2	in relation to any proposed Utilisation under the RCF Facility, the amount of any RCF Loans that are due to be made on or before the proposed Utilisation Date,

other than any RCF Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date;

2.2.13	“Available Term Facility” means the Term Facility B Amount minus:

2.2.13.1	the amount of any outstanding Term Loans made under Term Facility B; and

2.2.13.2	in relation to any proposed Advance under the Term Facility B, the amount of any Term Loans that are due to be made under Term Facility B on or before the proposed Advance Date;

2.2.14

“AVRD Loan Agreement” means the written agreement entitled “Loan Agreement” concluded between Nedbank and African Vanguard Resources (Doornkop) (Proprietary) Limited (“AVRD”) on or about 30 July 2003 pursuant to which Nedbank agreed to lend and advance a loan of R116 215 000 (One Hundred and Sixteen Million Two Hundred and

Fifteen Thousand Rand) to AVRD, as amended by the First Amending Agreement, the Second Amending Agreement, the Third Amending Agreement, the Fourth Amending Agreement and the Fifth Amending Agreement;

2.2.15	“Base Rate” means, subject to clause 6.4.1.3, JIBAR or where it is not possible to determine JIBAR on any Reset Date, SAR-JIBAR-Reference Rate, in either case converted to a nacm/nacq/nacs rate;

2.2.16	“Borrower” means Harmony Gold Mining Company Limited (Registration No. 1950/038232/06), a public company duly incorporated in accordance with the company laws of South Africa;

2.2.17	“Breakage Costs” means the amount (if any) by which:

2.2.17.1	the interest (excluding any margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

2.2.17.2	the amount which a Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Johannesburg interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

2.2.18	“Breakage Gains” means the amount (if any) by which:

2.2.18.1	the amount which a Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Johannesburg interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

exceeds:

2.2.18.2	the interest (excluding any margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

2.2.19	“Business Day” means any day other than a Saturday, Sunday or an official public holiday in South Africa (in accordance with the Public Holidays Act, 1994) on which banks are open for business in South Africa;

2.2.20	“Cession and Delegation Agreement” means the written agreement so titled entered into between a Lender and a New Lender substantially in the form set out in Schedule 13 (Agreed Form of Cession and Delegation Agreement), or any other form agreed to between the Borrower and the Facility Agent;

2.2.21	“Confidentiality Undertaking” means a confidentiality undertaking in the form set out in Schedule 14 (Form of Confidentiality Undertaking);

2.2.22	“Companies Act” means the Companies Act, 1973 (as amended);

2.2.23	“Compliance Certificate” means a certificate substantially in the form of the letter set out in Schedule 7 (Form of Compliance Certificate);

2.2.24

“Constitutional Documents” means, in respect of any person at any time, the then current and up-to-date constitutional documents of such person at such time (including, without limitation, such person’s memorandum and articles of association, certificate of incorporation and articles of incorporation);

2.2.25	“Control” means in relation to a company the shares of which are not listed on a stock exchange where another company or legal entity or person (whether alone or pursuant to an agreement with others):

2.2.25.1	holds or controls more than 50% (fifty percent) of the voting rights (taking into account when such voting rights can be exercised) in that company; or

2.2.25.2	has the right to appoint or remove the majority of that company’s board of directors; or

2.2.25.3	has the power to ensure the majority of that company’s board of directors will act in accordance with its wishes;

or if the shares of the company are listed on a stock exchange, “Control” means:

2.2.25.4	the holding of shares or the aggregate of holdings of shares or other securities in a company entitling the holder thereof to exercise, or cause to be exercised 35% (thirty-five percent) or more of the voting rights at shareholder meetings of the company irrespective of whether such holding or holdings confers de facto control, provided that should there be other shareholders holding more than 35% (thirty-five percent), 35% (thirty-five percent) shall be read to refer to “the largest percentage shareholding held at the time”; or

2.2.25.5	the holding or control by a shareholder or member alone or pursuant to an agreement with other shareholders or members of more than 35% (thirty-five percent) of the voting rights in the company irrespective of whether such holding or holdings confers de facto control, provided that should there be other shareholders holding more than 35% (thirty-five percent), 35% (thirty-five percent) shall be read to refer to “the largest percentage shareholding held at the time”;

2.2.26	“Current Ratio” means, as at any Ratio Test Date:

2.2.26.1	the Borrower’s total current assets;

2.2.26.2	divided by the Borrower’s total current liabilities,

as set out in the Borrower’s balance sheet as at that date;

2.2.27	“Default” means an Event of Default or any event or circumstances which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of the foregoing) be an Event of Default;

2.2.28	“Default Interest Rate” means the Interest Rate plus 3% (three percent);

2.2.29	“Derivative Transaction” means a contract, agreement or transaction which is a rate swap, basis swap, forward rate transaction, bond option, interest rate option, cap, collar or floor, or any other similar transaction and/or any combination of such transaction, in each case, whether on-exchange or otherwise;

2.2.30	“Discharge Date” means the date on which:

2.2.30.1	all the Liabilities (other than contingent liabilities in respect of continuing indemnities under the Finance Documents under which no claim has been made and which remain undischarged and payments which may be set aside in terms of clause 2.2.73.3) have been fully paid and discharged; and

2.2.30.2	the Lenders have no commitment, obligation or liability (whether actual or contingent) to lend money or provide other financial accommodation to any Obligor under any Finance Document;

2.2.31	“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions);

2.2.32	“Disposal Proceeds” means any proceeds realised by the Borrower by way of a Disposal of any of its assets;

2.2.33	“Distribution” means any payment by way of interest, principal, dividend, fee, royalty or other distribution or payment by or on behalf of the Borrower to or for the account of any Shareholder or any person that directly or indirectly controls or is controlled by any Shareholder;

2.2.34	“EBIT” means, in respect of any person, and any period, the consolidated operating profit before income tax for such period:

2.2.34.1	(to the extent not already excluded) before interest received or receivable and interest paid or payable;

2.2.34.2	(to the extent not already excluded) adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);

2.2.34.3	(to the extent not already excluded) before deducting any extraordinary costs and before including extraordinary income; and

2.2.34.4	plus dividends received in cash from companies consolidated by the equity method to the extent not already taken into account;

2.2.35	“Encumbrance” means any mortgage, pledge, lien, assignment or cession conferring security, hypothecation, security interest, preferential right or trust arrangement or any other agreement or arrangement, the effect of which is the creation of security;

2.2.36	“Event of Default” means any one or more of the events or circumstances described as an event of default as set out in clause 18 (Events of Default);

2.2.37	“Environmental Claim” means any claim or proceedings by any person pursuant to an Environmental Law;

2.2.38	“Environmental Law” means any law applicable to the business conducted by the Group at the relevant time in any jurisdiction in which the Group conducts business which relates to the pollution, degradation or protection of the environment or harm to or the protection of human health, animals or plants and including, without limitation, the National Environmental Management Act, 1998 and the National Water Act, 1998;

2.2.39	“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Group on or from the properties owned or used by the Group;

2.2.40	“Existing Facilities” means the Term Facility A and the RCF Facility;

2.2.41	“Existing Facilities Advance Condition Documents” means the documents listed in Part 1A of Schedule 1 (Advance Condition Documents);

2.2.42	“Existing Facilities Advance Conditions” means the conditions to the making of the first Advance listed in Part 2A of Schedule 1 (Advance Conditions);

2.2.43	“Facilities” means the Term Facility A, Term Facility B and the RCF Facility and “Facility” means any of them as required by the context;

2.2.44	“Facility Agent” means Nedbank;

2.2.45	“Facility Outstandings” means the aggregate of all amounts of principal and accrued and unpaid interest due and payable to the Lenders under the Finance Documents;

2.2.46	“Fee Letters” means:

2.2.46.1	the First Fee Letter; and

2.2.46.2	the Second Fee Letter;

setting out the fees payable to Nedbank under clause 28.1 (Fees);

2.2.47	“Final Repayment Date” means:

2.2.47.1	in relation to the Term Facilities, 31 December 2014; and

2.2.47.2	in relation to the RCF Facility, the 3rd (third) anniversary of the date of New Facilities Financial Close,

or such earlier date upon which the Loans become repayable by the Borrower pursuant to the provisions of this Agreement;

2.2.48	“Finance Documents” means:

2.2.48.1	this Agreement;

2.2.48.2	the Fee Letters;

2.2.48.3	the Security Documents;

2.2.48.4	and any other agreement or document that may be designated as a “Finance Document” by written agreement between the Facility Agent and the Borrower; and

2.2.48.5	any amendment agreement to any Finance Documents listed in 2.2.48.1 to 2.2.48.4,

and “Finance Document” means any of them as required by the context;

2.2.49	“Finance Parties” means:

2.2.49.1	the Lenders; and

2.2.49.2	the Facility Agent,

and “Finance Party” means any of them as required by the context;

2.2.50	“Financial Close” means 14 December 2009;

2.2.51	“Financial Covenants” means the financial covenants referred to in clause 17 (Financial Covenants);

2.2.52	“Financial Indebtedness” means of any person, without duplication:

2.2.52.1	all Indebtedness of such person for borrowed money;

2.2.52.2	all Indebtedness of such person under acceptance or documentary credit facilities;

2.2.52.3	all Indebtedness of such person in respect of receivables sold or discounted (otherwise than on a non-recourse basis);

2.2.52.4	all Indebtedness of such person evidenced by bonds, debentures, notes or other similar instruments;

2.2.52.5	all Indebtedness of such person to pay the deferred purchase price of property or services if deferred for more than 60 (sixty) days or where such deferred amount is primarily designed to raise finance, except, in any case, trade accounts payable arising in the ordinary course of business;

2.2.52.6	all Indebtedness of such person under any arrangements (including hire purchase and conditional sale agreements) treated as finance leases under IFRS;

2.2.52.7	all Indebtedness of such person in connection with any Derivative Transaction and so that the amount of such Indebtedness shall be calculated on a marked-to-market basis;

2.2.52.8	all Indebtedness of such person under any repurchase agreement, put options, call options or other transactions of any kind (whether or not recognised as borrowing under IFRS) which have the commercial effect of a borrowing or obtaining of credit;

2.2.52.9	all obligations of such person under redeemable preference shares or equivalent equity; and

2.2.52.10	all Indebtedness of others falling within clauses 2.2.52.1 to 2.2.52.9 above which is guaranteed by such person;

2.2.53	“Financial Year” means, at any time, the annual accounting period of the Group ending on 30 June in each calendar year;

2.2.54	“First Fee Letter” means the letter dated on or about the Signature Date between the Borrower and Nedbank;

2.2.55	“First Term Facility A Advance” means a Term Facility A Advance in the amount of R650 000 000 (Six Hundred and Fifty Million Rand);

2.2.56	“First Term Facility A Advance Date” means 15 December 2009;

2.2.57	“Group” means the Borrower and each Group Company from time to time;

2.2.58	“Group Company” means:

2.2.58.1	any subsidiary of the Borrower; and

2.2.58.2	any partnership, unincorporated joint venture or trust in which the Borrower has a, direct or indirect, partnership or beneficial interest of 50% (fifty percent) or more; and

2.2.58.3	any company, partnership, unincorporated joint venture or trust which is Controlled by the Borrower,

and “Group Companies” means, as the context requires, all of them;

2.2.59	“Guarantee” means the joint and several guarantee provided by each of the Guarantors in terms of clause 11 (Guarantee and Indemnity) in favour of the Finance Parties for the obligations of the Borrower hereunder;

2.2.60	“Guarantors” means the companies listed in Schedule 2 (The Guarantors), and “Guarantor” means, as the context requires, any one of them;

2.2.61	“Harmony Cession and Pledge in Security” means the cession and pledge in security by the Borrower in favour of the Finance Parties of the shares held by the Borrower in each of the Guarantors and any claims the Borrower has against the Guarantors dated on or about the Signature Date, as amended by an addendum thereto dated on or about the New Facilities Signature Date;

2.2.62	“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statement;

2.2.63	“Indebtedness” shall be widely construed so as to include any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent;

2.2.64	“Intercreditor Agreement” means any intercreditor agreement concluded between the Original Lender and any New Lender(s) in relation to this Agreement;

2.2.65	“Interest Cover Ratio” means, in respect of any Ratio Test Period:

2.2.65.1	EBIT;

2.2.65.2	divided by Total Interest;

2.2.66

“Intellectual Property Rights” means any patents, trade marks, service marks, designs, trading or business names, copyrights, design rights, moral rights, inventions, confidential information, know-how, domain names, topographical or similar rights, database or other intellectual property rights and interests and the benefit of all applications and rights to use (including by way of licence) such assets of each Obligor, in each case whether registered or unregistered;

2.2.67	“Interest Payment Date” means:

2.2.67.1	in relation to the Term Facilities, each Term Interest Payment Date; and

2.2.67.2	in relation to the RCF Facility, the last day of each RCF Interest Period;

2.2.68	“Interest Period” means a Term Interest Period or an RCF Interest Period, as the case may be;

2.2.69	“Interest Rate” means:

2.2.69.1	in relation to the Term Facilities, the Base Rate plus the Applicable Term Margin; and

2.2.69.2	in relation to the RCF Facility, the Base Rate plus the Applicable RCF Margin;

2.2.70	“JIBAR” means, in relation to any Interest Period, the rate for the period which most closely approximates such Interest Period which appears on the Reuters Screen SAFEY Page as at 11:00 Johannesburg time on the first day of such Interest Period;

2.2.71	“Legal Adviser” means Deneys Reitz Inc. of 15 Alice Lane, Sandton;

2.2.72	“Lenders” means:

2.2.72.1	the Original Lender;

2.2.72.2	any person who has become a Party as a Lender in accordance with the terms of clause 24 (Change of Party);

which in each case has not ceased to be a Party in accordance with the terms of this Agreement and “Lender” means, as the context requires, any one of them;

2.2.73	“Liabilities” means all present and future liabilities and obligations at any time of an Obligor to the Finance Parties under the Finance Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities or obligations:

2.2.73.1	any refinancing, novation, deferral or extension;

2.2.73.2	any claim for damages or restitution; and

2.2.73.3	any claim as a result of any recovery by that Obligor of a payment or discharge on the grounds of preference, and any amounts which would be included in any of the above but for any discharge, non-provability or unenforceability of those amounts in any insolvency or other proceedings;

2.2.74	“Loan” means a loan made or to be made under a Facility or (as the context may require) the aggregate principal amount for the time being outstanding under that loan;

2.2.75	“Loan Claim” means, in respect of each Obligor, all claims in excess of R50 000 000 (Fifty Million Rand) that such Obligor has against any Group Company (other than another Obligor) in respect of any shareholder or intercompany loan made by that Obligor to that Group Company and “Loan Claims” means, as the context requires, all of them;

2.2.76	“Market Capitalisation” means the number of ordinary issued shares of the Borrower listed on the JSE Securities Exchange multiplied by the 30 (thirty) day Volume Weighted Average Traded Share Price (as defined in the JSE Listing Requirements) of such shares;

2.2.77	“Market Capitalisation to Facilities Outstanding Ratio” means, at any Ratio Test Date:

2.2.77.1	Market Capitalisation;

2.2.77.2	divided by the aggregate Facility Outstandings;

2.2.78	“Material Adverse Change” means a change in the circumstances existing as at the Signature Date which in the reasonable opinion of the Facility Agent has or will have a material adverse effect on:

2.2.78.1	the business, assets, operations, property or condition (consolidated financial or otherwise) of any of the Obligors or the Group taken as a whole;

2.2.78.2	the ability of any Obligor to perform its obligations under any Finance Document to which it is a party; or

2.2.78.3	the validity, legality or enforceability of the material terms of any Finance Document or the rights or remedies of the Finance Parties thereunder;

2.2.79	“Nedbank” means Nedbank Limited (Registration No 1951/000009/06)), a public company and registered bank duly incorporated in accordance with the company and banking laws of South Africa;

2.2.80	“New Companies Act” means the Companies Act, 2008 (as amended);

2.2.81	“New Facilities” means Term Facility B and the increase in the RCF Facility Amount;

2.2.82	“New Facilities Advance Condition Documents” means the documents listed in Part 1B of Schedule 1 (Advance Condition Documents);

2.2.83	“New Facilities Advance Conditions” means the conditions to the making of the first Advance under the New Facilities listed in Part 2B of Schedule 1 (Advance Conditions);

2.2.84	“New Facilities Financial Close” means the date on which the Facility Agent issues the confirmation referred to in clause 4.2 (Conditions to Advance);

2.2.85	“New Facilities Signature Date” means the date of the signature of the Party signing this Amended and Restated Facility Agreement last in time;

2.2.86	“New Lender” has the meaning given thereto in clause 24.2 (Assignment and Transfers by the Lenders);

2.2.87	“Obligors” means collectively, the Borrower and the Guarantors and “Obligor” shall be a reference to any one of them, as required by the context;

2.2.88	“Original Facilities Agreement” means the facilities agreement entered into by the Parties on 11 December 2009;

2.2.89	“Original Financial Statements” means the consolidated financial statements of the Group for its financial year ended 30 June 2009, as provided by the Borrower to the Facility Agent on or before the Signature Date;

2.2.90	“Original Lender” means Nedbank;

2.2.91	“Parties” means the Borrower, the Lenders, the Facility Agent and the Guarantors, and “Party” means, as the context requires, any one of them;

2.2.92	“Permitted Disposal” means:

2.2.92.1	any Disposal made by any Group Company on arm’s length terms if that Disposal is not otherwise restricted by a term of any Finance Document; and

2.2.92.2	any other Disposal approved in advance in writing by the Facility Agent;

2.2.93	“Permitted Encumbrances” means:

2.2.93.1	Encumbrances created over any asset or property to secure Indebtedness incurred for the purpose of financing the purchase, development, improvement or construction thereof provided that such Indebtedness does not exceed R100 000 000 (One Hundred Million Rand);

2.2.93.2	Encumbrances created by operation of law and in the ordinary course of trading provided that the same are discharged in the ordinary course of trading or, in the reasonable opinion of the Facility Agent, are being contested in good faith;

2.2.93.3	any Encumbrance which is existing prior to the Signature Date and which has been disclosed (i) in Schedule 3 (Disclosed Encumbrances) hereto, or (ii) in the Original Financial Statements and in all circumstances securing only Indebtedness outstanding at the Signature Date if the principal amount or original facility thereby secured is not increased after the Signature Date;

2.2.93.4	any netting or set-off arrangement entered into by the Borrower in the normal course of its banking arrangements for the purpose of netting debit and credit balances, and only such arrangements that are in existence at the Signature Date;

2.2.93.5	any Encumbrance created in respect of Permitted Indebtedness;

2.2.93.6	any Encumbrance created in respect of Permitted Loans between Obligors;

2.2.93.7	any Encumbrance created in respect of Indebtedness incurred to prepay the Facilities in full in accordance with the provisions of clause 7 (Prepayment) below;

2.2.93.8	any Encumbrance as contemplated in the Finance Documents; and

2.2.93.9	any other Encumbrance created with the prior written approval of the Facility Agent;

2.2.94	“Permitted Indebtedness” means:

2.2.94.1	any Indebtedness incurred for the purpose of acquiring new plant, machinery and equipment up to the market value thereof, and which will not once incurred cause any Financial Covenant to be breached; and

2.2.94.2	any additional Indebtedness incurred by any of the Obligors which does not exceed R100 000 000 (One Hundred Million Rand) in aggregate per annum;

2.2.94.3	any Indebtedness which is existing prior to the Signature Date and which has been (i) disclosed in Schedule 4 (Disclosed Indebtedness) hereto, or (ii) in the Original Financial Statements;

2.2.94.4	any Indebtedness incurred to prepay the Facility in accordance with the provisions of clause 7 (Prepayment) below;

2.2.94.5	any Indebtedness created in respect of a Permitted Loan;

2.2.94.6	any Indebtedness incurred under the Finance Documents;

2.2.94.7	any commodity hedging transaction concluded in respect of the Group’s silver production at the Hidden Valley mine in Papua New Guinea;

2.2.94.8	any interest rate hedging transaction in respect of any Obligor’s exposure under the Finance Documents, provided that the counterparty in respect thereof is Nedbank, provided that Nedbank will offer such transaction at pricing equal to the average of 3 (three) quotes obtained by the relevant Obligor (including a quote obtained from Nedbank) or, if Nedbank’s quote is lower, at the pricing quoted by Nedbank;

2.2.94.9	any currency hedging transaction or any other Derivative Transaction, provided that the counterparty in respect thereof is Nedbank, provided that Nedbank will offer such transaction at pricing equal to the average of 3 (three) quotes obtained by the relevant Obligor (including a quote obtained from Nedbank) or, if Nedbank’s quote is lower, at the pricing quoted by Nedbank;

2.2.94.10	any currency hedging transaction, interest rate hedging transaction or any other Derivative Transaction where Nedbank is not the counterparty, subject to a maximum aggregate exposure thereunder (calculated on a marked-to-market basis) of R100 000 000 (One Hundred Million Rand) during the Term;

2.2.94.11	any operational guarantees provided by any Obligor in the ordinary course of business on behalf of any Group Company;

2.2.94.12	any other Indebtedness made with the prior written approval of the Facility Agent (which shall not be unreasonably withheld or delayed),

provided that the aggregate Indebtedness of the Obligors (excluding any Indebtedness in respect of clauses 2.2.94.3, 2.2.94.4 and 2.2.94.5 (in respect of Permitted Loans between Obligors only)) shall not at any time during the Term exceed R3 000 000 000 (Three Billion Rand);

2.2.95	“Permitted Loans” means:

2.2.95.1	loans contemplated and permitted by the Finance Documents;

2.2.95.2	trade credit granted in the ordinary course of an Obligor’s day-to-day business upon terms usual for such trade;

2.2.95.3	loans made by an Obligor to another Obligor (but only if such loans are funded whilst no Default has occurred which is continuing); or

2.2.95.4	loans existing prior to the Signature Date and which have been (i) disclosed in Schedule 5 (Disclosed Loans) hereto, or (ii) in the Original Financial Statements;

2.2.95.5	loans granted by any Obligor to any and all of the Group Companies, which do not exceed R50 000 000 (Fifty Million Rand) in aggregate during the Term;

2.2.95.6	loans granted by any Obligor to any and all of the Group Companies, provided that the claims of the relevant Obligors thereunder in respect of such amounts in excess of R50 000 000 (Fifty Million Rand) are ceded in securitatem debiti to the Finance Parties as security for the Obligors’ obligations to the Finance Parties under the Finance Documents pursuant to clause 12 (Cession in Security);

2.2.95.7	any other loans made with the prior written approval of the Facility Agent;

2.2.96	“President Steyn Acquisition” means:

2.2.96.1	the acquisition by the Borrower of the PSGM Gold Plant from Pamodzi Gold Free State (Proprietary) Limited (in provisional liquidation) for R100 000 000 (One Hundred Million Rand);

2.2.96.2	the acquisition by the Borrower of the South Steyn Shafts from Pamodzi Gold Free State (Proprietary) Limited (in provisional liquidation) for R180 000 000 (One Hundred and Eighty Million Rand); and

2.2.96.3	the acquisition by Avgold Limited of the North Steyn Shafts from Pamodzi Gold Free State (Proprietary) Limited (in provisional liquidation) R100 000 000 (One Hundred Million Rand),

together with all upfront capital expenditure requirements relating to the acquisition thereof;

2.2.97	“Ratio Test Date” means the last day of March, June, September and December;

2.2.98	“Ratio Test Period” means each period of 12 (twelve) months ending on a Ratio Test Date;

2.2.99	“RCF Additional Facility Amount” means R250 000 000 (Two Hundred and Fifty Million Rand) which, subject to the provisions of clause 4 (Conditions to Advance), will be available to the Borrower from the date of New Facilities Financial Close to the Final Repayment Date;

2.2.100	“RCF Advance” means an advance made under the RCF Facility;

2.2.101	“RCF Facility” means the revolving credit facility in an amount equal to the RCF Facility Amount made available by the Original Lender to the Borrower pursuant to clause 6 (RCF Facility);

2.2.102	“RCF Facility Amount” means the aggregate of R600 000 000 (Six Hundred Million Rand) and the RCF Additional Facility Amount;

2.2.103	“RCF Interest Period” means each period selected by the Borrower in accordance with the provisions of clause 6.4;

2.2.104	“RCF Facility Outstandings” means the Facility Outstandings relating to the RCF Facility;

2.2.105	“RCF Loan” means a loan under the RCF Facility and “RCF Loans” means all of them as the context requires;

2.2.106	“Reference Banks” means FirstRand Bank Limited, The Standard Bank of South Africa Limited, Nedbank Limited and Absa Bank Limited;

2.2.107	“Related Party” means any Shareholder and any affiliate of any Shareholder;

2.2.108	“Repeating Representations” means each of those representations and warranties set out in clause 13 (Warranties and Representations);

2.2.109	“Reset Date” means the first day of each Interest Period, being the date in each case upon which the relevant Base Rate is to be determined for such Interest Period;

2.2.110	“Rollover Loans” means one or more RCF Loans:

2.2.110.1	made or to be made on the same day that a maturing RCF Loan is due to be repaid;

2.2.110.2	the aggregate amount of which is equal to or less than the maturing RCF Loan; and

2.2.110.3	made or to be made for the purpose of refinancing a maturing RCF Loan;

2.2.111	“SAFEX Overnight Deposit Rate” means:

2.2.111.1	on the relevant Reset Date, the overnight deposit rate designated as (“SFXROD”) which appears on the Reuters SAFEX Money Market Screen as of 11h00 Johannesburg time on that date, rounded to the third decimal point; or

2.2.111.2	where the SAFEX Overnight Deposit Rate cannot be determined on account of the relevant rate not appearing on the Reuters SAFEX Money Market Screen, an equivalent rate determined by the Facility Agent, acting in a commercially reasonable manner;

2.2.112	“SAR-JIBAR-Reference Rate” means the mid-market rate between deposits and loans in Rand for an Interest Period quoted by the Reference Banks at approximately 11am Johannesburg time on the relevant Reset Date. The Facility Agent will request the principal Johannesburg office of each of the Reference Banks to provide a quotation of its rate. If at least two quotations are provided, the rate for that Reset Date will be the arithmetic means of the quotations. If fewer than two quotations are provided, the rate for that Reset Date will be determined by the Facility Agent, acting in a commercially reasonable manner, using a representative rate;

2.2.113	“Second Term Facility A Advance” means a Term Facility Advance in the amount of R250 000 000 (Two Hundred and Fifty Million Rand);

2.2.114	“Second Fee Letter” means the letter dated on or about the New Facilities Signature Date between the Borrower and Nedbank;

2.2.115	“Second Term Facility A Advance Date” means 31 March 2010;

2.2.116	“Security Documents” means the Guarantee, the Harmony Cession and Pledge in Security, the ARM Cession and Pledge in Security and any other agreement or document that may be designated as a “Security Document” by written agreement between the Facility Agent and the Borrower;

2.2.117	“Shareholder” means any member of the Borrower from time to time;

2.2.118	“Signature Date” means 11 December 2009;

2.2.119	“South Africa” means the Republic of South Africa as constituted from time to time;

2.2.120	“Term” means the period from the first Advance Date to the Discharge Date;

2.2.121	“Term Facility” means Term Facility A or Term Facility B, as the context requires and “Term Facilities” means both of them;

2.2.122	“Term Facility A” means the term facility in the amount of the Term Facility A Amount made available by the Original Lender to the Borrower pursuant to clause 5 (The Term Facility A);

2.2.123	“Term Facility Advance” means an advance made under a Term Facility;

2.2.124	“Term Facility Advance Date” means the First Term Facility A Advance Date, the Second Term Facility A Advance Date or any date upon which an Advance is made under the Term Facility B, as the case may be;

2.2.125	“Term Facility A Amount” means R900 000 000 (Nine Hundred Million Rand);

2.2.126	“Term Facility B” means the term facility in the amount of the Term Facility B Amount made available by the Original Lender to the Borrower pursuant to clause 5 (The Term Facility B);

2.2.127	“Term Facility B Amount” means R500 000 000 (Five Hundred Million Rand);

2.2.128	“Term Facility B Availability Period” means, in relation to Term Facility B, the period commencing on the date of New Facilities Financial Close and ending on the earlier of:

2.2.128.1	the date of which the Available Term Facility is cancelled in terms of this Agreement;

2.2.128.2	the date falling 6 (six) months after New Facilities Financial Close; and

2.2.128.3	30 April 2011;

2.2.129	“Term Facility B Drawdown Notice” means a Term Facility B Drawdown Notice substantially in the form set out in Schedule 10 (Form of Term Facility B Drawdown Notice);

2.2.130	“Term Facility Outstandings” means the Facility Outstandings relating to the Term Facilities;

2.2.131	“Term Facilities Repayment Schedule” means the repayment schedule set out in Schedule 11 (Term Facility Repayment Schedule);

2.2.132	“Term Interest Payment Date” means each 31 March, 30 June, 30 September and 31 December during the Term, commencing on 31 March 2010;

2.2.133	“Term Interest Period” means:

2.2.133.1	in relation to a Loan under a Term Facility each period commencing on a Term Interest Payment Date and ending on the day immediately preceding the next Term Interest Payment Date, provided that:

2.2.133.1.1	the first Term Interest Period for the First Term Facility A Advance commenced on 15 December 2009 and end on 31 March 2010;

2.2.133.1.2	the first Term Interest Period for the Second Term Facility A Advance commenced on 31 March 2010 and end on 30 June 2010; and

2.2.133.1.3	the first Term Interest Period in respect of each Loan made under the Term Facility B shall commence on the Advance Date of that Loan and end on the next Interest Payment Date; and

2.2.133.1.4	the final Term Interest Period shall end on the Final Repayment Date and commence on the Term Interest Payment Date immediately preceding the Final Repayment Date; and

2.2.133.2	in relation to an Unpaid Sum, successive periods of 30 (thirty) days commencing:

2.2.133.2.1	in the case of the first such Interest Period, on the due date on which that Unpaid Sum becomes due; and

2.2.133.2.2	in the case of each such Interest Period, thereafter, on the last day of the Interest Period immediately preceding such Interest Period;

2.2.134	“Term Loan” means a Loan made under the Term Facilities or the principal amount outstanding under that Loan and “Term Loans” means as the context requires all of them;

2.2.135	“Total Interest” means, in respect of any period, the aggregate accruing during such period (without duplication and whether or not paid or payable within such period) of, in respect of the Group on a consolidated basis (and whether or not the principal or capital obligation by reference to which any of the following are determined is an obligation of the Group):

2.2.135.1	all interest, acceptance commission, guarantee fees and any other continuing, regular or periodic costs and expenses in the nature of interest (whether paid, payable or capitalised) incurred in effecting, servicing or maintaining Financial Indebtedness;

2.2.135.2	amounts payable (as reduced by amounts receivable) in respect of any Derivatives Transaction which is an interest rate hedging arrangement entered into to hedge risks arising in the normal course of business;

2.2.135.3	the interest element of, and ancillary fees payable under, any finance leases;

2.2.136	“Transaction Security” means the security interest created or expressed to be created in favour of the Finance Parties pursuant to the Security Documents;

2.2.137	“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents;

2.2.138	“Utilisation” means a utilisation of the RCF Facility;

2.2.139	“Utilisation Date” means the date of a Utilisation being the date upon which the relevant Loan is made;

2.2.140	“Utilisation Request” means a Utilisation Request substantially in the form set out in Schedule 9 (Form of Utilisation Request);

2.2.141	“VAT” means value added tax including any similar tax which may be imposed in place thereof from time to time.

2.3	Any reference in this Agreement to:

2.3.1	an “affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

2.3.2	a “clause” shall, subject to any contrary indication, be construed as a reference to a clause hereof;

2.3.3	“continuing”, in the context of an Event of Default, means:

2.3.3.1	where the Event of Default or its consequences are incapable of remedy that Event of Default is deemed to be continuing unless it has been expressly waived in writing by the Facility Agent and any conditions of such waiver have been fulfilled to the reasonable satisfaction of the Lender;

2.3.3.2	in any other case, that Event of Default is deemed to be continuing unless and until either:

2.3.3.2.1	it has been expressly waived in writing by the Facility Agent and any conditions of such waiver have been fulfilled to the reasonable satisfaction of the Facility Agent; or

2.3.3.2.2	it has been remedied within the applicable remedy period by any person and the resulting position is that which it would have been if such Event of Default had not occurred;

2.3.4	a “holding company” shall be construed in accordance with the Companies Act;

2.3.5	“law” shall be construed as any law (including common or customary law) or statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

2.3.6	“month” means unless the context otherwise requires, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month except that, where any such period would otherwise end on a day which is not a Business Day it shall end on the immediately preceding Business Day; provided that if a period starts on the last Business Day of a calendar month or if there is no numerically corresponding days in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to “months” shall be construed accordingly);

2.3.7	“nacm” means nominal annual compounded monthly in arrears;

2.3.8	“nacq” means nominal annual compounded quarterly in arrears;

2.3.9	“nacs” means nominal annual compounded semi-annually in arrears;

2.3.10	“naca” means nominal annual compounded annually in arrears;

2.3.11	a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

2.3.12	“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” or, as the case may be, the corresponding derivate form thereof;

2.3.13	a “Schedule” shall, subject to any contrary indication, be construed as a reference to a schedule hereof;

2.3.14	a “subsidiary” shall be construed in accordance with the Companies Act;

2.3.15	“tax” shall be construed so as to include any tax, levy, impost or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or delay in paying any of the same).

2.4	Unless inconsistent with the context or save where the contrary is expressly indicated:

2.4.1	if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in this interpretation clause, effect shall be given to it as if it were a substantive provision of this Agreement;

2.4.2	when any number of days is prescribed in this Agreement, same shall be reckoned inclusively of the first and exclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

2.4.3	in the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for payment shall be the previous Business Day;

2.4.4	in the event that the day for performance of any obligation to be performed in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for performance shall be the next succeeding Business Day;

2.4.5	any reference in this Agreement to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time;

2.4.6	any reference in this Agreement to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented;

2.4.7	no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a Party to this Agreement;

2.4.8	references to day/s, month/s or year/s shall be construed as Gregorian calendar day/s, month/s or year/s;

2.4.9	a reference to a Party includes that Party’s successors-in-title and permitted assigns;

2.4.10	a time of day shall be construed as a reference to Johannesburg time.

2.5	Unless inconsistent with the context, an expression which denotes:

2.5.1	any one gender includes the other genders;

2.5.2	a natural person includes an artificial person and vice versa; and

2.5.3	the singular includes the plural and vice versa.

2.6	The schedules or annexures to this Agreement form an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedules or annexures. To the extent that there is any conflict between the schedules or annexures to this Agreement and the provisions of this Agreement, the provisions of this Agreement shall prevail.

2.7	Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of this Agreement, notwithstanding that term has not been defined in this interpretation clause.

2.8	The rule of construction that, in the event of ambiguity, the contract shall be interpreted against the Party responsible for the drafting thereof, shall not apply in the interpretation of this Agreement.

2.9	The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

2.10	This Agreement shall be binding on and enforceable by the administrators, trustees, permitted assigns or liquidators of the Parties as fully and effectually as if they had signed this Agreement in the first instance and reference to any Party shall be deemed to include such Party’s administrators, trustees, permitted assigns or liquidators, as the case may be.

2.11	The use of any expression in this Agreement covering a process available under South African law such as winding-up (without limitation eiusdem generis) shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.12	Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

3.	INTRODUCTION

3.1	The Borrower required finance to fund the President Steyn Acquisition, to fund the Group’s general corporate costs, working costs and ongoing capital expenditure requirements and to pay all fees, costs and expenses due and payable on Financial Close.

3.2	The Original Lender made the Term Facility A and the RCF Facility available to the Borrower for the purposes set out in clause 3.1.

3.3	The Borrower wishes to raise further finance to fund the Group’s general corporate costs, working costs and ongoing capital expenditure requirements in line with the Borrower’s approved capital expenditure programme.

3.4	The Original Lender is willing to make the Term Facility B available to the Borrower and to extend the RCF Facility for the purposes set out in clause 3.3 upon the terms and conditions of this Agreement.

4.	CONDITIONS TO ADVANCE

4.1	It is recorded that:

4.1.1	the Existing Facilities Advance Condition Documents have been received by the Facility Agent; and

4.1.2	the Existing Facility Advance Conditions were fulfilled or waived, as the case may be;

4.2	Save as provided for in clause 4.3 or as the Facility Agent may otherwise agree in writing:

4.2.1	no Advance shall be made under Term Facility B; and

4.2.2	no Advance shall be made in respect of the RCF Additional Facility Amount,

unless the Facility Agent has confirmed to the Borrower in writing that:

4.2.3	it has received all of the New Facilities Advance Condition Documents and that each such document is, in form and substance, satisfactory to the Facility Agent; and

4.2.4	all of the New Facilities Advance Conditions have been fulfilled to the satisfaction of, or waived by, the Facility Agent.

4.3	The Facility Agent may:

4.3.1	waive any of the conditions referred to in this clause 4 and in such event the Facility Agent may attach to such waiver such requirements and further or other conditions as the Facility Agent (in its sole discretion) deems fit;

4.3.2	agree to make an Advance on terms (express or otherwise) that any condition may be converted to a term of this Agreement and that the obligation thereunder be discharged after the date of making of such Advance, and in such event the Borrower shall ensure that such obligation is discharged within a period of 5 (five) Business Days after such Advance (or such other period as the Facility Agent may agree to in writing), and the Facility Agent shall be entitled on written notice to the Borrower to treat any failure by the Borrower to ensure the discharge of such obligation as an Event of Default.

4.4

In the event that the conditions set out in clause 4.2 are not fulfilled or waived in accordance with clause 4.3 by 15 December 2010, or such later date as may be agreed in writing by the Facility Agent and the Borrower on or before that date, then this Agreement, other than this clause 4.4, shall have no force or effect and the Parties agree that the Original Facilities Agreement shall remain of full force and effect as if this Amended and Restated Facilities Agreement had not been concluded by the Parties.

5.	THE TERM FACILITIES

Subject to the provisions of clause 4 (Conditions to Advance), the Original Lender grants to the Borrower, upon the terms and subject to the conditions of this Agreement, the Term Facilities.

5.1	Purpose

5.1.1	The Term Facility A was utilised by the Borrower to fund the President Steyn Acquisition, the settlement of the AVRD Loan, the Group’s general corporate costs, working costs and ongoing capital expenditure requirements and all fees, costs and expenses due and payable in the amounts specified in the First Fee Letter on Financial Close, and accordingly, the Borrower shall continue to apply all amounts raised by it hereunder in or towards satisfaction of such purposes.

5.1.2	The Term Facility B is intended to fund the Group’s general corporate costs, working costs and ongoing capital expenditure requirements in line with the Borrower’s approved capital expenditure programme.

5.1.3	Without prejudice to the obligations of the Borrower under clauses 5.1.1 and 5.1.2, the Finance Parties shall not be obliged to concern themselves with the application of amounts raised by the Borrower hereunder.

5.2	Advance of Term Facility A

5.2.1	Subject to the terms of this Agreement, the First Term Facility A Amount was advanced to the Borrower by the Original Lender as follows:

5.2.1.1	by way of electronic transfer of an amount equal to the First Term Facility Advance on the First Term Facility A Advance Date into the following bank account:

Bank:	Absa;

Branch:	Virginia;

Account number:	40 4873 7227;

Account name:	Harmony Treasury Account;

5.2.1.2	by way of electronic transfer of an amount equal to the Second Term Facility A Advance on the Second Term Facility A Advance Date into the following bank account:

Bank:	Absa;

Branch:	Virginia;

Account number:	40 4873 7227;

Account name:	Harmony Treasury Account;

5.2.2	Provided that on each Term Facility A Advance Date:

5.2.2.1	the requirements of clause 4 (Conditions to Advance) have been satisfied;

5.2.2.2	no Default has occurred and is continuing;

5.2.2.3	the representations and warranties set out in clause 13 (Warranties and Representations) are true; and

5.2.2.4	in respect of the Second Term Facility A Advance, the Facility Agent was satisfied in its sole discretion that the AVRD Loan Agreement had been repaid.

5.2.3	The Borrower acknowledges and agrees that:

5.2.3.1	no portion of the Term Facility A repaid by the Borrower in accordance with the provisions of this Agreement or otherwise shall be available to be re-advanced to the Borrower by the Lenders;

5.2.3.2	the Finance Parties shall not incur any liability to the Borrower in the event of the Term Facility A not being utilised for the purposes set out in clause 5.1 (Purpose) and in such an event, the portion of those payments made from the Term Facility A will nevertheless be regarded as constituting valid advances and form part of the Term Loan;

5.2.3.3	if any monies are advanced in the mistaken belief that the Advance Conditions have been fulfilled or waived in accordance with this Agreement, and it is subsequently determined that not all the Advance Conditions have been fulfilled or waived, this Agreement shall be valid and enforceable in respect of the monies advanced under the Term Facility, and the Facility Agent shall be entitled on written notice to the Borrower, to demand immediate payment of the Term Facility Outstandings, without prejudice to any other rights or remedies that the Lenders may have in law.

5.3	Advance of Term Facility B

5.3.1	Subject to clause 4 (Conditions to Advance), the Borrower may utilise the Term Facility B during the Term Facility B Availability Period by delivering to the Facility Agent a duly completed Term Facility B Drawdown Notice not later than 11h00 not less than 5 (five) Business Days prior to the proposed Advance Date.

5.3.2	Each Term Facility B Drawdown Notice is irrevocable and will not be regarded as having been duly completed unless:

5.3.2.1	the proposed Advance Date is a Business Day within the Term Facility B Availability Period;

5.3.2.2	the currency of the proposed Loan is Rand;

5.3.2.3	the amount of the proposed Loan is a minimum amount of R100 000 000 (One Hundred Million Rand) (or, if less, the Available Term Facility) and a multiple of R50 000 000 (Fifty Million Rand);

5.3.2.4	it specifies a bank account in South Africa to which the Borrower wishes the proceeds of the Loan to be credited; and

5.3.2.5	the proposed Loan together with the aggregate of the Loans still outstanding on the proposed Advance Date shall not exceed the Available Term Facility.

5.3.3	Only one Loan may be requested in each Term Facility B Drawdown Notice.

5.3.4	Only one Utilisation Request may be outstanding at any point in time.

5.3.5	The Borrower acknowledges and agrees that any Term Facility B Drawdown Notice signed by an authorised signatory on behalf of the Borrower shall be deemed to be a valid Term Facility B Drawdown Notice issued by the Borrower and any Loan made pursuant to such Term Facility B Drawdown Notice to the Borrower shall constitute a valid Term Loan to the Borrower.

5.3.6	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Term Loan available on the relevant Advance Date.

5.4	Interest on the Term Facilities

5.4.1	The Term Loans shall bear interest at the Interest Rate which shall:

5.4.1.1	accrue on a day to day basis over the Term; and

5.4.1.2	be calculated on the actual number of days elapsed and, for the purposes of calculation, based on a year of 365 (three hundred and sixty-five) days.

5.4.2	All interest accrued on the Term Loans during the Term (including capitalised interest) shall be paid by the Borrower on each Interest Payment Date to the Lenders, in accordance with clause 9 (Payments).

5.4.3	The Facility Agent shall promptly notify the Borrower of the applicable Interest Rate determined pursuant to the provisions of this Agreement promptly after ascertaining the same.

5.5	Repayment of Term Facilities

5.5.1	The Borrower shall, subject to the provisions of clauses 7 (Voluntary Prepayment), 8 (Mandatory Prepayment) and 18 (Events of Default), repay the Term Loan in the amounts and on the dates set out in the Term Facilities Repayment Schedule, provided that the Term Facility Advances together with all accrued but unpaid interest shall be repaid by no later than the Final Repayment Date, in accordance with clause 9 (Payments).

5.5.2	The Borrower shall not repay all or any part of the Term Loan except at the times and in the manner expressly provided for in this Agreement and shall not be entitled to reborrow any amount repaid.

5.6	Market disruption

5.6.1	If a Market Disruption Event described in clauses 5.6.3.1 or 5.6.3.2 occurs, then the rate of interest on the Term Loans for that Term Interest Period shall be the percentage rate nacq which is the sum of:

5.6.1.1	the Applicable Term Margin; and

5.6.1.2	the rate notified by the Facility Agent as soon as practicable and in any event before interest is due to be paid in respect of that Term Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lenders of funding the Term Loan from whatever source it may reasonably select.

5.6.2	If a Market Disruption Event described in clause 5.6.3.3 occurs, then the Base Rate for that Term Interest Period shall be increased by the Market Disruption Premium.

In this clause 5:

5.6.3	“Market Disruption Event” means:

5.6.3.1	at or about noon on the Reset Date for the relevant Term Interest Period JIBAR is not available on the relevant screen and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine the Base Rate for the relevant Term Interest Period; or

5.6.3.2	at or about noon on the Term Facility Advance Date the Lenders are unable to raise funding in the Johannesburg interbank market in the ordinary course of business to fund the Term Loan; or

5.6.3.3	the Market Disruption Premium as at any Term Facility Advance Date is in excess of 0,25% (zero comma two five percent);

5.6.4	“Market Disruption Premium” means the difference between the Nedbank Liquidity Premium 1 (one) day prior to each Term Facility Advance Date and the Nedbank Liquidity Premium as at the New Facilities Signature Date;

5.6.5	“Nedbank Liquidity Premium” means, at any date, the difference between the 1 (one) year NCD rate as quoted on the Reuters NEDMM screen, as a naca rate and converted to a nacq rate, and the 1 (one) year swap rate as quoted on the Reuters NDIRS screen, as a nacq rate (in each case at 11h00 on the relevant date).

5.7	Alternative basis of interest or funding

If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 30 (thirty days)) with a view to agreeing a substitute basis for determining the rate of interest, failing which the provisions of clause 5.6 shall continue to apply.

6.	THE RCF FACILITY

The Original Lender agrees to make available to the Borrower a revolving credit facility in an aggregate amount equal to the RCF Facility Amount, on the terms and subject to the conditions of this Agreement.

6.1	Purpose of the RCF Facility

6.1.1	The Borrower shall utilise the RCF Facility for the purpose of funding the ongoing general corporate costs, working costs and working capital requirements of the Group.

6.1.2	Without prejudice to the obligations of the Borrower under clause 6.1.1, the Lenders shall not be obliged to concern themselves with the application of amounts raised by the Borrower hereunder.

6.2	Utilisation of the RCF Facility

6.2.1	Subject to clause 4 (Conditions to Advance), the Borrower may utilise the RCF Facility during the Availability Period by delivering to the Facility Agent a duly completed Utilisation Request not later than 11h00 not less than 5 (five) Business Days prior to the proposed Utilisation Date.

6.2.2	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

6.2.2.1	the proposed Utilisation Date is a Business Day within the Availability Period;

6.2.2.2	the currency of the proposed Loan is Rand;

6.2.2.3	the amount of the proposed Loan is a minimum amount of R50 000 000 (Fifty Million Rand) (or, if less, the Available Facility) and a maximum amount of R425 000 000 (Four Hundred and Twenty-five Million Rand);

6.2.2.4	it specifies an Interest Period of one, three or six Months applicable to the proposed Loan;

6.2.2.5	it specifies a bank account in South Africa to which the Borrower wishes the proceeds of the Loan to be credited; and

6.2.2.6	the proposed Loan together with the aggregate of the Loans still outstanding on the proposed Utilisation Date shall not exceed the Available RCF Facility.

6.2.3	Only one Loan may be requested in each Utilisation Request.

6.2.4	Only one Utilisation Request may be outstanding at any point in time.

6.2.5	A maximum of two Utilisation Requests may be delivered in any calendar month during the Availability Period.

6.2.6	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 (ten) Loans would be outstanding at any point in time and to this effect, the Lenders will consolidate 2 (two) or more outstanding Loans made to the Borrower maturing on the same date, such that the relevant Rollover Loan made to refinance such maturing Loans will be in respect of such outstanding Loans as consolidated into 1 (one) Loan.

6.2.7	The Borrower acknowledges and agrees that any Utilisation Request signed by an authorised signatory on behalf of the Borrower shall be deemed to be a valid Utilisation Request issued by the Borrower and any Loan made pursuant to such Utilisation Request to the Borrower shall constitute a valid Loan to the Borrower.

6.2.8	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available on the Utilisation Date.

6.3	Interest on RCF Facility

6.3.1	Calculation of interest

The rate of interest on each RCF Loan for each RCF Interest Period is the Interest Rate.

6.3.2	Payment of interest

The Borrower shall pay accrued interest on each RCF Loan on the last day of each RCF Interest Period.

6.3.3	Notification of rates of interest

The Facility Agent shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

6.3.4	Absence of quotations

Subject to clause 6.3.5 (Market disruption), if the Base Rate is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11h00 (Johannesburg time) on the Reset Date, the applicable Base Rate shall be determined on the basis of the quotations of the remaining Reference Banks.

6.3.5	Market disruption

6.3.5.1	If a Market Disruption Event described in clauses 6.3.5.3.1 or 6.3.5.3.2 occurs in relation to an RCF Loan for any RCF Interest Period, then the rate of interest on that RCF Loan for the RCF Interest Period shall be the percentage rate nacm / nacq / nacs (depending on the applicable RCF Interest Period) which is the sum of:

6.3.5.1.1	the Applicable RCF Margin; and

6.3.5.1.2	the rate notified by the Facility Agent as soon as practicable and in any event before interest is due to be paid in respect of that RCF Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lenders of funding that RCF Loan from whatever source it may reasonably select.

6.3.5.2	If a Market Disruption Event described in clause 6.3.5.3.3 occurs in relation to any RCF Loan for any RCF Interest Period, then the Base Rate on that RCF Loan for such RCF Interest Period shall be increased by the Market Disruption Premium.

In this clause 6:

6.3.5.3	“Market Disruption Event” means:

6.3.5.3.1	at or about noon on the Reset Date for the relevant RCF Interest Period JIBAR is not available on the relevant screen and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine the Base Rate for the relevant RCF Interest Period; or

6.3.5.3.2	at or about noon on a Utilisation Date the Lenders are unable to raise funding in the Johannesburg interbank market in the ordinary course of business to fund the applicable RCF Loan; or

6.3.5.3.3	the Market Disruption Premium as at any Utilisation Date is in excess of 0,25% (zero comma two five percent);

6.3.5.4	“Market Disruption Premium” means the difference between the Nedbank Liquidity Premium 1 (one) day prior to each Utilisation Date and the Nedbank Liquidity Premium as at the New Facilities Signature Date;

6.3.5.5	“Nedbank Liquidity Premium” means, at any date, the difference between the 1 (one) year NCD rate as quoted on the Reuters NEDMM screen, as a naca rate and converted to a nacq rate, and the 1 (one) year swap rate as quoted on the Reuters NDIRS screen, as a nacq rate (in each case at 11h00 on the relevant date).

6.3.6	Alternative basis of interest or funding

If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 30 (thirty days)) with a view to agreeing a substitute basis for determining the rate of interest, failing which the provisions of clause 6.3.5 shall continue to apply.

6.4	RCF Interest Periods

6.4.1	Selection of RCF Interest Periods

6.4.1.1	The Borrower shall select an RCF Interest Period for an RCF Loan under the RCF Facility in the Utilisation Request for that RCF Loan.

6.4.1.2	Subject to this clause 6.4 (RCF Interest Periods), the Borrower may select an RCF Interest Period of one, three or six Months, as specified in the Utilisation Request.

6.4.1.3	An RCF Interest Period for an RCF Loan shall not extend beyond the Final Repayment Date. If an RCF Interest Period for an RCF Loan selected by the Borrower would, but for this clause 6.4.1.3, extend beyond the Final Repayment Date (such RCF Interest Period, a “Broken Period”), then for that Broken Period the Base Rate shall be determined in accordance with the following formula:

r = r1 + (t- t1) x (r2-r1) / (t2-t1)

where:

r = the Base Rate to be determined,

r1 = JIBAR or where it is not possible to determine JIBAR on any Reset Date, SAR-JIBAR-Reference Banks, in either case converted to a nominal annual compounded monthly in arrear rate, for the period closest to but less than that Broken Period plus, if this would result in r1 being equal to SAFEX Overnight Deposit Rate, 0,01%;

r2 = JIBAR or where it is not possible to determine JIBAR on any Reset Date, SAR-JIBAR-Reference Banks, in either case converted to a nominal annual compounded monthly in arrear rate, for the period closest to but greater than that Broken Period;

t1 = the number of days applicable to the period for which r1 is quoted on the first day of that Broken Period;

t2 = the number of days applicable to the period for which r2 is quoted on the first day of that Broken Period;

t = the number of days in that Broken Period.

6.4.1.4	Each RCF Interest Period for an RCF Loan shall start on the relevant Utilisation Date.

6.4.1.5	Subject to this clause 6.4 (RCF Interest Periods), the Borrower may select a different RCF Interest Period for a Rollover Loan than the RCF Interest Period of the RCF Loan being refinanced by that Rollover Loan in the Utilisation Request delivered for that Rollover Loan.

6.4.1.6	If the Borrower fails to select an RCF Interest Period for an RCF Loan in the Utilisation Request for that RCF Loan, the RCF Interest Period for the applicable RCF Loan shall be 3 (three) Months.

6.4.2	Non-Business Days

If an RCF Interest Period would otherwise end on a day which is not a Business Day, that RCF Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

6.4.3	Consolidation of RCF Loans

If two or more RCF Interest Periods relating to RCF Loans end on the same date, those RCF Loans will be consolidated into, and treated as, a single RCF Loan on the last day of the RCF Interest Period.

6.4.4	Day Count Convention

Any interest or fee accruing under a Finance Document will accrue from day to day and is calculated inclusive of the first day but exclusive of the last day of an RCF Interest Period on the basis of the actual number of days elapsed and a year of 365 days (irrespective of whether the year is a leap year) or, in any case where the practice in the Johannesburg interbank market differs, in accordance with that market practice.

6.5	Repayments

6.5.1	The Borrower shall repay each RCF Loan made to it on the last day of its RCF Interest Period such that all RCF Loans outstanding under the RCF Facility (including accrued and unpaid interest thereon) shall be repaid in full by no later than the Final Repayment Date.

6.5.2	Any amount repaid or prepaid under the RCF Facility shall be capable of being re-borrowed by the Borrower on the terms and conditions set out in this clause 6 (RCF Facility).

6.6	Cancellation of RCF Facility

The Borrower shall be entitled on 10 (ten) days’ written notice to the Facility Agent to cancel all or part of the unutilised portion of the RCF Facility Amount (the “Cancelled Portion”), provided that if such cancellation takes place within 18 (eighteen) months after the date of New Facilities Financial Close the Borrower shall, on the date upon which the cancellation takes effect, pay to the Lenders an amount equal to 2% (two percent) of the Cancelled Portion.

7.	VOLUNTARY PREPAYMENT

7.1	At any time during the Term, and provided that no Default has occurred that is continuing, the Borrower may, subject to the provisions of clause 28.2 (Exit Fees), by giving to the Facility Agent not less than 5 (five) Business Days prior written notice to that effect, prepay the whole or part of the Term Facility Outstandings or the RCF Facility Outstandings on an Interest Payment Date relating to the relevant Facility; provided that no such prepayment shall be in an amount of less than R50 000 000 (Fifty Million Rand) (or a greater amount thereof in increments of R10 000 000 (Ten Million Rand)) or the Term Facility Outstandings or RCF Facility Outstandings, whichever is the lesser.

7.2	Any notice of prepayment pursuant to clause 7.1 shall:

7.2.1	be irrevocable;

7.2.2	specify a date upon which such prepayment is to be made, which date shall be an Interest Payment Date;

7.2.3	specify the amount of the prepayment; and

7.2.4	oblige the Borrower to make such prepayment on such date.

8.	MANDATORY PREPAYMENT

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

8.1.1	that Lender shall promptly notify the Facility Agent thereof, which shall promptly notify the Borrower upon becoming aware of that event;

8.1.2	upon the Lender notifying the Borrower, the undrawn portion of any Facility relating to that Lender will be immediately cancelled; and

8.1.3	the Borrower shall repay that Lender’s Facility Outstandings on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Facility Agent in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Mandatory Prepayment – Change in Control

8.2.1	If any person or group of persons acting in concert gains Control of the Borrower:

8.2.1.1	the Borrower shall promptly notify the Facility Agent upon becoming aware of that event;

8.2.1.2	the Lenders shall not be obliged to fund a Utilisation (except for a Rollover Loan) and the Lender and the Borrower shall consult about the change of control;

8.2.1.3

if the Lenders so require after a period of 45 (forty-five) days from receipt of the notice referred to in clause 8.2.1.1 above, the Facility Agent shall by notice to the Borrower, (such notice to be delivered no later than 60 (sixty) days from receipt of the notice referred to in clause 8.2.1.1 above), cancel the undrawn portion of the Facilities and declare the Facility Outstandings immediately due and payable, whereupon the undrawn portion of the Facilities will be cancelled and the Facility Outstandings will become immediately due and payable;

8.2.2	For the purpose of clause 8.2.1 above, “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Borrower, to obtain or consolidate control of the Borrower.

9.	PAYMENTS

9.1	All payments to be made by the Obligors under any Finance Documents shall be governed by the following provisions:

9.1.1	all such payments shall be made to the Facility Agent, on the due date for such payment, to such account in South Africa as the Facility Agent specifies, and any such payment shall discharge, pro tanto, the corresponding liability to the Finance Parties;

9.1.2	all such payments shall be made for value by no later than 12h00 on the due date for such payment;

9.1.3	the relevant Obligor shall advise the Facility Agent in writing once such repayment has been made; and

9.1.4	all such payments shall be made in immediately available, freely transferable, cleared funds free and clear of set-off, deduction or counterclaim.

9.2	In the event of any payment not being made in full on its due date, appropriated in the first instance to the payment of any costs, charges or expenses, thereafter to interest then due and payable, and thereafter in reduction of the principal amount of the Loan.

9.3	The Borrower shall not have the right to defer, adjust or withhold any payment due to the Finance Parties in terms of or arising out of this Agreement or to obtain deferment of judgement for such amount or any execution of such judgement by reason of any set-off or counterclaim due to any other contractual or delictual claims or causes of whatsoever nature or howsoever arising.

9.4	If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for the Borrower to make any payments hereunder in the manner specified in this clause 8 (Payments), then the Borrower may agree with the Facility Agent alternative arrangements for such payment to be made; provided that, in the absence of any such agreement, the Borrower shall be obliged to make all payments due to the Finance Parties in the manner specified herein.

10.	BREAKAGE COSTS AND BREAKAGE GAINS

10.1	If any Lender (or any person on its behalf) receives or recovers all or any part of the Facility Outstandings otherwise than on the Interest Payment Date of the Interest Period relating to the relevant Advance:

10.1.1	the Borrower indemnifies and holds the Lender harmless and shall pay to the Lender on demand an amount equal to all Breakage Costs which the Lender sustains as a consequence of such receipt or recovery on a day other than an Interest Payment Date; or

10.1.2	provided that no Event of Default has occurred which is continuing, the Lender shall pay to the Borrower on demand an amount equal to all Breakage Gains which the Lender has actually realised as a consequence of such receipt or recovery on a day other than on an Interest Payment Date.

10.2	A certificate signed by any director or manager of the Facility Agent (whose appointment need not be proved) as to the amount of any Breakage Costs or

Breakage Gains, as the case may be, shall be prima facie proof of the amount thereof.

11.	GUARANTEE AND INDEMNITY

11.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

11.1.1	guarantees to the Finance Parties the punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

11.1.2	undertakes to the Finance Parties that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall directly on demand pay that amount as if it was the principal obligor; and

11.1.3	indemnifies the Finance Parties directly on demand against any cost, loss or liability suffered by the Finance Parties if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Finance Parties would otherwise have been entitled to recover.

11.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

11.3	Reinstatement

If any payment by the Borrower or any discharge given by the Finance Parties (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

11.3.1	the liability of the Borrower shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

11.3.2	the Finance Parties shall be entitled to recover the value or amount of that security or payment from the Borrower, as if the payment, discharge, avoidance or reduction had not occurred.

11.4	Waiver of Defences

The obligations of each Guarantor under this clause 11 (Guarantee and Indemnity) will, subject to applicable law, not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 11 (without limitation and whether or not known to it or the Finance Parties) including:

11.4.1	any time indulgence, waiver or consent granted to, or composition with, the Borrower or other person;

11.4.2	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

11.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

11.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

11.4.5	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

11.4.6	an unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

11.4.7	any insolvency or similar proceedings.

11.5	Direct Recourse

Each Guarantor waives any right it may have of first requiring the Finance Parties to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 11 (Guarantee and Indemnity); provided that prior to making any demand on any Guarantor under this clause 11 Guarantee and Indemnity) demand shall first have been made on the Borrower and the Borrower shall have failed to pay the sum or perform the obligation demanded within the requisite period specified in such demand. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

11.6	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Finance Parties (or any agent on its behalf) may apply all monies, security or rights received by it on account thereof in such manner and order as it sees fit.

11.7	Deferral of Guarantors’ Rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent (acting reasonably) otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

11.7.1	to be indemnified by the Borrower;

11.7.2	to claim any contribution from any Guarantor; and/or

11.7.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of the rights of the Finance Parties under the Finance Documents, or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Finance Parties.

11.8	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Finance Parties.

12.	CESSION IN SECURITY

12.1	As security for its obligations to the Finance Parties under the Finance Documents, each Obligor hereby cedes in securitatem debiti to the Finance Parties its right, title and interest in and to the Loan Claims (the “Security Cession”).

12.2	The following terms and conditions shall apply to the Security Cession:

12.2.1	each Obligor agrees that the Security Cession shall constitute a continuing covering security and shall remain in force notwithstanding any fluctuation or the temporary extinction of each Obligor’s indebtedness to the Finance Parties in respect of the Finance Documents;

12.2.2	each Obligor warrants and represents that prior to the Security Cession, the Loan Claims have not been ceded to any other person provided that, to the extent that each Obligor has ceded the Loan Claims to any person prior to the Security Cession, the Security Cession shall constitute a cession of each Obligor’s reversionary rights in and to the Loan Claims;

12.2.3	if an Obligor defaults and/or breaches any of its obligations under the Finance Documents and the Facility Agent has declared the Facility

Outstandings due and payable in accordance with clause 18.3 (Acceleration), the Finance Parties shall, subject to applicable law, be entitled to take over and/or to realise so much of the proceeds of the Loan Claims as shall be necessary to discharge the Obligor’s obligations to the Finance Parties under the Finance Documents; provided that should the total amount recovered by the Finance Parties, after deducting therefrom all costs, charges and expenses incurred by the Finance Parties in exercising its rights in terms of the Finance Documents, in discharge of the Obligors’ obligations in respect of the Finance Documents exceed the full amount owing by the Obligors in respect of the Finance Documents, the Finance Parties shall be obliged to refund such excess to the Obligors;

12.2.4	if an Obligor defaults and/or breaches any of its obligations under the Finance Documents and the Facility Agent has declared the Facility Outstandings due and payable in accordance with clause 18.3 (Acceleration), each Obligor nominates, constitutes and appoints the Facility Agent as its true and lawful agent irrevocably and in rem suam with power of substitution to exercise all the rights of action and powers and rights accruing to it for the purpose of calling up, enforcing and collecting the Loan Claims and to institute against the relevant Group Company whatsoever legal proceedings the Facility Agent may consider necessary and to prove any claim in any insolvent estate and generally to do that which is requisite and necessary just as if each Obligor were acting therein and in particular, to recover from the relevant Group Company all monies and rights due to each Obligor in respect of the Loan Claims and to grant valid receipts and acquittances therefor in its name;

12.3	The Facility Agent shall be entitled without in any way limiting or affecting its rights against each Obligor or otherwise affecting each Obligor’s obligations to the Finance Parties, to:

12.3.1	release and abandon any other form of security which it may have securing the obligations owed by each Obligor in respect of the Finance

Documents, all such other forms of security, if any, being referred to as “Other Securities”; and/or

12.3.2	release Other Securities or any one or more of them, in each case in whole or in part; and/or

12.3.3	give time, compound, compromise or make any other arrangement in respect of the extent, amount, duration, reduction or postponement of liability to or with each Obligor; and/or

12.3.4	allow or grant any latitude or indulgence to each Obligor and/or any other person who shall have furnished Other Securities.

12.4	The Security Cession shall remain of full force and effect until all of each Obligor’s obligations under the Finance Documents have been discharged by the Obligors in full, and notwithstanding:

12.4.1	any variation or amendment of, addition to or deletion from, or consensual cancellation or determination of any agreement between any Obligor and the Finance Parties; and/or

12.4.2	any waiver by the Finance Parties of some but not all of their rights against the Obligors; and/or

12.4.3	any waiver by the Finance Parties of any or all of their rights in respect of Other Securities; and/or

12.4.4	any latitude, indulgence or extension of time which may be allowed or shown by the Finance Parties to any Obligor or such other person who shall have furnished Other Securities; and/or

12.4.5	the receipt by the Finance Parties of any dividend or benefit in any liquidation or judicial management, or any compromise whether in terms of any statutory enactment or common law.

12.5	Each Obligor undertakes and warrants that it will do all things necessary to grant to the Finance Parties (or procure the granting to the Finance Parties of), and perfect, the security set out in this clause 12.

13.	WARRANTIES AND REPRESENTATIONS

13.1	From the Signature Date, each Obligor hereby represents and warrants to the Finance Parties on a continuing basis that:

13.1.1	Status

13.1.1.1	It is a limited liability company, duly incorporated and in good standing and validly existing under the laws of South Africa.

13.1.1.2	It has the power to own its assets and carry on its business as it is being conducted or is contemplated to be conducted.

13.1.2	Power and Authority

13.1.2.1	It has the power to enter into and perform, and has taken all necessary action to authorise its entry into, and performance of, the Finance Documents to which it is party and the transactions contemplated by those Finance Documents.

13.1.2.2	No limit on its powers will be exceeded as a result of the borrowings, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

13.1.3	Authorisations

13.1.3.1	All Authorisations required to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party and to ensure that the obligations expressed to be assumed by it thereunder are legal, valid, binding and enforceable have been obtained or effected and are in full force and effect.

13.1.3.2	It is not necessary that any Finance Document be filed, recorded or enrolled with any court or other authority in South Africa or that any registration or similar tax be paid on or in relation to any Finance Document.

13.1.3.3	All Authorisations necessary for the conduct of its business, trade and ordinary activities have been obtained or effected and are in full force and effect.

13.1.4	Constitutional Documents

The execution of the Finance Documents to which it is a party and its exercise of its rights and performance of its obligations thereunder do not and will not conflict with its Constitutional Documents.

13.1.5	Binding Obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to any general principles of law as at the Signature Date limiting its obligations, which are specifically referred to in any legal opinion delivered pursuant to clause 4 (Conditions to Advance) legal, valid, binding and enforceable obligations.

13.1.6	Non-conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party and the granting of the Transaction Security pursuant to the Security Documents to which it is a party do not and will not conflict with any agreement or instrument binding upon it or any of its assets.

13.1.7	No Default

13.1.7.1	No Default is continuing or might reasonably be expected to result from the making of a Loan or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

13.1.7.2	No event or circumstance is continuing which constitutes a breach or default under, or entitles another party to call for termination of, any material agreement or material instrument which is binding on it.

13.1.8	No Encumbrances

13.1.8.1	No Encumbrance exists over any of its assets except for Permitted Encumbrances.

13.1.8.2	Other than the Encumbrances created or to be created under the Security Documents, no Encumbrance will arise solely as a result of the execution of and performance of its rights and obligations under the Finance Documents.

13.1.9	Trading Activities

The Borrower has no material trading activities or liabilities other than those disclosed in or contemplated by the Finance Documents or the Original Financial Statements.

13.1.10	Indebtedness

It has not incurred any Financial Indebtedness except for Permitted Indebtedness.

13.1.11	No Proceedings Pending or Threatened

No investigation, litigation, arbitration or administrative proceedings of or before any court, arbitral body or government agency which, if adversely determine, is reasonably likely to result in a Material Adverse Change have been started against it.

13.1.12	No Winding-Up

It has not taken any corporate action, nor have any other steps been taken or legal proceedings started against it, for its winding-up, dissolution, or administration or for the enforcement of any security interest over all or any of its revenues or assets or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of all or any of its assets.

13.1.13	Solvency

13.1.13.1	No Obligor is unable or has admitted its inability to pay its debts as they fall due or has suspended making payments on any of its debts or, by reason or actual or anticipated financial difficulties, commenced negotiations with its creditors generally with a view to rescheduling its indebtedness.

13.1.13.2	A moratorium has not been declared in respect of any of the indebtedness of any Obligor.

13.1.14	Compliance with Laws

Without detracting from any other provision of this clause 13, each Obligor is in compliance in all material respects with the laws of the Republic of South Africa.

13.1.15	Environmental Compliance

Each Obligor, to the extent applicable to it, has:

13.1.15.1	performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution, degradation or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased, occupied or controlled by it or on which it has conducted any activity where failure to do so is likely to result in a Material Adverse Change; and

13.1.15.2	obtained all Environmental Permits required by it which are material to properly conduct its business.

13.1.16	Environmental Claims

Save to the extent disclosed in Schedule 6 (Disclosed Potential Environmental Claim), no Environmental Claim has been commenced against any Obligor where that claim would be reasonably likely to be adversely determined and which, if so adversely determined against that Obligor, is likely to result in a Material Adverse Change.

13.1.17	Deduction of Tax

It is not required to make any deduction for or on account of tax from any payment it may make under any Finance Documents to the Finance Parties.

13.1.18	Taxation

13.1.18.1	Each Obligor has duly and punctually paid and discharged all taxes imposed upon it or its assets within a time period allowed without incurring penalties except to the extent that:

13.1.18.1.1	payment is being contested in good faith;

13.1.18.1.2	it has maintained adequate provisions for those taxes in accordance with IFRS; and

13.1.18.1.3	payment can be lawfully withheld.

13.1.18.2	Each Obligor is materially overdue in the filing of its tax returns since the years specified in Schedule 8 (Last Tax Return Year) for each Obligor. Such late filing is due to bona fide queries having been raised by each of the Obligors with the South African Revenue Service and/or by the South African Revenue Service with all or any of the Obligors, and for which proper and adequate provision has been made in the Original Financial Statements.

13.1.19	No Misleading Information

13.1.19.1	To the best of its knowledge and belief (having made due enquiry), all written information provided by it and supplied to the Facility Agent pursuant to the terms of the Finance Documents and the transactions contemplated thereby is true and accurate in all material respects as at the date it was given and is not misleading in any material respects (whether because of information actually provided or which should have been provided).

13.1.19.2	All written information referred to in this clause 13.1.19 (No Misleading Information) has been disclosed to the Facility Agent without breaching any confidentiality obligation binding upon it or its assets.

13.1.19.3	It has not knowingly withheld any information which, if disclosed, would reasonably be expected materially and adversely to affect the decision of the Lenders to provide finance to the Borrower.

13.1.20	No Breach of Finance Documents

It is not in breach of or in Default under any Finance Document.

13.1.21	No Material Adverse Change

Since the Signature Date, no event or series of events has occurred, commenced or is threatened which is (or the continuation of which is) likely to result in a Material Adverse Change.

13.1.22	Original Financial Statements

13.1.22.1	The Original Financial Statements were prepared in accordance with IFRS consistently applied, except to the extent expressly disclosed to the contrary therein.

13.1.22.2	The Original Financial Statements fairly represent each Obligor’s financial condition and operations (consolidated in the case of the Group) during the relevant financial period, unless expressly disclosed to the contrary therein.

13.1.22.3	There has been no material adverse change in the business, operations or financial condition of any of the Obligors (or the business or consolidated financial condition of the Group) since the Signature Date.

13.1.22.4	Upon the Original Financial Statements being audited by the Auditors, there shall be no material changes thereto, and same shall not be qualified adversely by the Auditors or in any material respect more severely than to the extent disclosed in the Original Financial Statements as at the Signature Date.

13.1.23	Financial Statements and Budgets

13.1.23.1

The most recent financial statements delivered pursuant to clause 14.1 (Financial Statements) have been prepared in accordance with IFRS as applied to the Original Financial Statements and give a true and fair view of (if audited) or fairly present (if unaudited) the Group’s consolidated financial condition and each Obligor’s financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

13.1.23.2	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

13.1.23.3	Since the date of the most recent financial statements delivered pursuant to clause 14.1 (Financial Statements) there has been no Material Adverse Change in the business, assets or financial condition of the Group.

13.1.24	Insurance

It maintains insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies in South Africa carrying on substantially similar business in South Africa.

13.1.25	Assets and Intellectual Property Rights

13.1.25.1	It has good title to or valid leases or licenses over all of the assets necessary and material to carry on its business.

13.1.25.2	It owns or has the legal right to use all the Intellectual Property Rights which are material to the conduct of its business, or are required by it in order for it to carry on its business and, as far as it is aware, it will not nor will any of its subsidiaries, in carrying on its business, infringe any Intellectual Property Rights of any third party in any way which is likely to result in a Material Adverse Change.

13.1.25.3	None of the Intellectual Property Rights which are material in the context of its business are, to its knowledge, being infringed nor, to its knowledge, is there any threatened infringement of those

Intellectual Property Rights, by any third party which in any such case is likely to result in a Material Adverse Change.

13.1.25.4	All registered Intellectual Property Rights owned by it (or any subsidiary of it) and which are material to the conduct of its business are subsisting, and all actions (including payment of all fees) required to maintain the same in full force and effect have been taken.

13.1.26	Pari Passu Ranking

Its payment obligations under the Finance Documents to which it is a party rank, subject to any general principles of law as at the Signature Date limiting its obligations, which are specifically referred to in any legal opinion delivered pursuant to clause 4 (Conditions to Advance), at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

13.1.27	Security Interest

13.1.27.1	Subject in each case to any registration specifically required by law, and subject to any general principles of law as at the Signature Date limiting its obligations, which are specifically referred to in any legal opinion delivered pursuant to clause 4 (Conditions to Advance):

13.1.27.1.1	each Security Document validly creates the security interest which is expressed to be created by that Security Document; and

13.1.27.1.2	the Transaction Security created by each Security Document:

13.1.27.1.2.1	ranks and will rank, in respect of all other security interests granted or to be granted by any Obligor in favour of any person other than the Finance Parties, in the order of priority it is expressed to rank in the relevant Security Document; and

13.1.27.1.2.2	is not subject to avoidance in the event of any winding-up, dissolution or administration involving any Obligor.

13.1.27.2	Other than any assets which are either the subject of a Permitted Encumbrance or which are leased by the relevant Obligor, it is the sole, absolute, legal and, where applicable, beneficial owner of all assets made subject to the Transaction Security created by each Security Document.

13.1.28	No Material Industrial Action

No industrial or similar action has been started or threatened against it which is likely to result in a Material Adverse Change.

13.1.29	Immunity from Suit

13.1.29.1	In any proceedings taken against it in South Africa in relation to the Finance Documents to which it is a party, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

13.1.29.2	The execution of the Finance Documents to which it is a party constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

13.2	Each of the warranties given by each of the Obligors in terms of clause 13.1 shall:

13.2.1	prima facie be deemed to be a representation or fact inducing the Finance Parties to enter into the Finance Documents;

13.2.2	be presumed to be material unless the contrary is proved;

13.2.3	insofar as any of the warranties is promissory or relates to a future event, be deemed to have been given as at the due date for fulfilment of the promise or for the happening of the event, as the case may be; and

13.2.4	be a separate warranty and in no way be limited or restricted by reference to or inference from the terms of any other warranty.

13.3	The Finance Parties are entering into this Agreement and the other Finance Documents relying upon the warranties given by the Borrower in clause 13.1.

14.	FINANCIAL INFORMATION

14.1	Financial Statements

14.1.1	The Borrower shall:

14.1.1.1	as soon as the same become available, but in any event within 120 (one hundred and twenty) days after the end of each Financial Year during the Term, deliver to the Facility Agent the consolidated audited annual financial statements of the Group for such Financial Year; and

14.1.1.2	as soon as the same become available, but in any event within 150 (one hundred and fifty) days after the end of each Financial Year during the Term, deliver to the Facility Agent the audited annual financial statements of each Guarantor for such Financial Year;

14.1.1.3	as soon as the same become available, but in any event within 60 (sixty) days after the end of each quarter of each Financial Year during the Term, deliver to the Facility Agent the consolidated interim quarterly financial statements of the Group (in the form as provided to the Borrower’s shareholders) for such period.

14.1.1.4	from time to time on the written request of the Facility Agent, furnish the Facility Agent with such information about the business and financial condition of the Group and/or of each Obligor as the Facility Agent may reasonably require in order to assess the Borrower’s ability to perform its obligations under the Finance Documents.

14.1.2	The Borrower shall ensure that:

14.1.2.1	each set of financial statements delivered by it pursuant to clause 14.1 (Financial Statements) is prepared on the same basis as was used in the preparation of the Original Financial Statements and in accordance with IFRS;

14.1.2.2	each set of financial statements delivered by it pursuant to this clause 14 (Financial Statements) is certified by the Group Managing Director or the Group Financial Director of the Borrower as giving a true and fair view, if audited, or fairly present, if unaudited, of the financial condition of the Group (and each Obligor) as at the end of the period to which those financial statements relate and of the result of its operations during such period; and

14.1.2.3	each set of financial statements delivered by it pursuant to clause 14.1.1.1 has been audited by the Auditors.

14.2	Compliance Certificate

14.2.1	The Borrower shall deliver to the Facility Agent with each set of financial statements delivered pursuant to clause 14.1 (Financial Statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with clause 17 (Financial Covenants) as at the Ratio Test Date; and

14.2.2	Each Compliance Certificate shall be signed by the chief financial officer or the financial director of the Borrower.

14.3	Requirements as to Financial Statements

14.3.1	The Borrower shall procure that each set of financial statements delivered pursuant to clause 14.1 (Financial Statements) is prepared in accordance with IFRS, the requirements of the Companies Act and accounting practices and financial reference periods as promulgated by the Accounting Practices Board consistent with those applied in the preparation of the Original Financial Statements.

14.3.2	Clause 14.3.1 shall not apply to the extent that, in relation to any sets of financial statements, the Borrower notifies the Facility Agent that there has been a change in IFRS or the accounting practices or reference periods and the Auditors (in the case of its annual audited financial statements) or the Borrower (in the case of any of its other financial statements) delivers to the Facility Agent:

14.3.2.1	a description of any change necessary for those financial statements to reflect IFRS, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

14.3.2.2	sufficient information, in form and substance as may be reasonably required by the Facility Agent to enable the Facility Agent to determine whether clause 17 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

14.3.3	If the Borrower notifies the Facility Agent of a change in accordance with clause 14.3.2, then the Borrower and Facility Agent shall enter into negotiations in good faith with a view to agreeing:

14.3.3.1	whether or not the change might result in material alteration in the commercial effect of any of the terms of this Agreement or any other Finance Document; and

14.3.3.2	if so, any amendments to this Agreement or any other Finance Document which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

14.3.4	Any reference in this Agreement to “financial statements” shall be construed as a reference to those financial statements as the same may be adjusted under this clause 14.3 to reflect the basis upon which the Original Financial Statements were prepared.

14.4	Access to Records

If a Default is continuing or the Facility Agent reasonably suspects that a Default is continuing, each Obligor shall, and the Borrower shall ensure that each Obligor will, permit the Facility Agent or any of its representatives and professional advisors free access at all reasonable times and on reasonable notice (at the Borrower’s cost and expense) to that Obligor’s premises, records, accounts (including its general ledger), books and assets as that person may require at reasonable times and upon reasonable notice.

14.5	Information: Miscellaneous

The Borrower shall supply to the Facility Agent:

14.5.1	at the same time as they are despatched, copies of all documents despatched by any Obligor to its shareholders generally (or any class of them) or despatched by any Obligor to its creditors generally (or any class of them);

14.5.2	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor which, if adversely determined against it, would be reasonably likely to have a Material Adverse Change;

14.5.3	promptly, such further information (including an extract of its general ledger) regarding the financial condition, business and operations of any Group Company as the Facility Agent may reasonably request; and

14.5.4	promptly upon it becoming aware of any transfer of shares in any Group Company (not being a publicly listed entity) and of any change in the beneficial ownership of any Group Company (not being a publicly listed entity) affecting the Control of that Group Company, provide details thereof and an updated list of all the shareholders of any Group Company (not being a publicly listed entity).

14.6	Notification of Default

14.6.1	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

14.6.2	Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by the chief financial officer or the financial director of the Borrower certifying that no Default is continuing (or if a Default is continuing specifying the Default and the steps, if any, being taken to remedy it).

14.7	Delivery of Information

14.7.1

Without prejudice to clause 29 (Notices and Domicilia), any documents to be delivered under this clause 14 may be delivered by the Borrower to the Facility Agent (and by the Facility Agent to the Lenders) by e-mail where the Facility Agent has expressly agreed, by written notice to the Borrower, to receive such documents by e-mail and has informed the Borrower of an e-mail address pursuant to clause 29 (Notices and Domicilia), provided that, for this purpose, any such notification shall also be followed-up by telefax.

14.7.2	If the Finance Parties request delivery to it of a paper copy of any document to be delivered by the Borrower under this clause 14 (Financial Information) in place of an electronic copy of such document, it shall notify the Borrower accordingly. The Facility Agent shall request the Borrower in writing to provide such paper copies promptly upon receipt of any such notice and the Borrower shall be obliged promptly to do so.

15.	POSITIVE UNDERTAKINGS

Each Obligor hereby agrees and undertakes, until the Facility Outstandings have been repaid in full, that it shall:

15.1	Authorisations

Obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of South Africa to enable it lawfully to undertake its business and to enter into and perform its obligations under the Finance Documents to which it is a party or to ensure the legality, validity, enforceability or admissibility in evidence in South Africa of the Finance Documents to which it is a party;

15.2	Compliance with Laws

Comply in all material respects with all laws to which it may be subject, and obtain and comply with all permits and licenses, in each case, to the extent the same are material to its business.

15.3	Material Adverse Change

Promptly inform the Facility Agent in writing of the occurrence of any Material Adverse Change forthwith upon becoming aware thereof and from time to time,

if so requested by the Facility Agent in writing, confirm to the Facility Agent in writing that, save as previously notified to the Facility Agent or as notified in such confirmation, no such Material Adverse Change has occurred and/or is continuing.

15.4	Representations and Warranties

Notify the Facility Agent of the occurrence of any event which results in or may reasonably be expected to result in any of the representations and warranties contained in clause 13 (Warranties and Representations) being untrue.

15.5	Insurance

Maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

15.6	Pari Passu Ranking

Ensure that at all times the claims of the Finance Parties against it under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

15.7	Environmental Compliance

Comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or published future changes to or obligations under the same, if failure to do so would reasonably be expected to result in a Material Adverse Change.

15.8	Environmental Claims

Inform the Facility Agent in writing as soon as reasonably practicable upon becoming aware of the same:

15.8.1	if any Environmental Claim has been commenced or (to the best of that Obligor’s knowledge and belief) is threatened against any member of the Group; or

15.8.2	of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim would, if adversely determined, be reasonably likely to result in a Material Adverse Change.

15.9	Default

At any time after the occurrence of a Default and for so long as it is continuing, upon the written request of the Facility Agent with reasonable prior notice, permit representatives of the Finance Parties during normal office hours, to visit and inspect any of the premises where its business is conducted, to have access to (and copies of) accounts and records and shall afford reasonable co-operation at all times to the Finance Parties and such representatives.

16.	NEGATIVE UNDERTAKINGS

Each Obligor hereby agrees and undertakes that, until the Facility Outstandings has been repaid in full none of the Obligors shall, without the prior written consent of the Facility Agent:

16.1	Financial Indebtedness

16.1.1	Assume, incur or permit to have outstanding any Financial Indebtedness other than Permitted Indebtedness.

16.1.2	Release or waive any material Indebtedness owed to it by any Related Party other than for valuable market consideration.

16.2	Loans and Credit

Make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity for any loans or credit (except as required hereby) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person (collectively, “Credit”) other than:

16.2.1	Credit existing at the Signature Date and disclosed in the Original Financial Statements;

16.2.2	Permitted Loans;

16.2.3	any guarantee or indemnity given in respect of Permitted Indebtedness; or

16.2.4	Credit granted to any Obligor.

16.3	Disposals

Enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily to Dispose of any assets other than pursuant to a Permitted Disposal.

16.4	Distributions

The Borrower shall not pay, make or declare, or resolve to pay, make or declare, any Distribution unless:

16.4.1	the Market Capitalisation to Facilities Outstanding Ratio is greater than 9 (nine) times; and

16.4.2	as at the previous Ratio Test Date, the requirements of clause 17.1.3 were satisfied.

16.5	Negative Pledge

16.5.1	Save as contemplated by the Finance Documents, not create or permit to subsist any Encumbrance over any of its assets.

16.5.2	Save as contemplated by the Finance Documents, not:

16.5.2.1	sell, transfer or otherwise dispose of any of its assets to any person who is not an Obligor on terms whereby they are or may be leased to or re-acquired by it or by any other Group Company;

16.5.2.2	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

16.5.2.3	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

16.5.2.4	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

16.5.3	Clauses 16.5.1 and 16.5.2 and do not apply to Permitted Encumbrances or to Permitted Disposals.

16.6	Acquisitions

Not acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) in excess of R100 000 000 (One Hundred Million Rand) in aggregate in any Financial Year, other than the President Steyn Acquisition.

16.7	Gold Forward Sales

Not, without the prior written consent of the Facility Agent, conclude any gold forward sales contracts.

17.	FINANCIAL COVENANTS

17.1	Financial Condition

The Borrower shall ensure that for so long as any amount is outstanding under a Finance Document:

17.1.1	the Interest Cover Ratio shall not be less than 2 (two) times;

17.1.2	the Current Ratio shall not be less than 1 (one) time;

17.1.3	as at each Ratio Test Date cash flows from operating activities (excluding capital expenditure and as stated in the Borrower’s cash flow statement) for the previous 6 (six) months shall at all times have been above R100 000 000 (One Hundred Million Rand); and

17.1.4	the Market Capitalisation to Facilities Outstanding Ratio shall not be less than 6 (six) times.

17.2	Financial Testing

The Financial Covenants shall be tested on each Ratio Test Date by reference to the unaudited and/or audited consolidated financial statements of the Group, as applicable, in respect of the relevant Ratio Test Period.

17.3	Breach of a Financial Condition Undertaking

17.3.1	Immediately upon becoming aware of a breach of any of the Financial Covenants, each Obligor shall notify the Facility Agent (and provide such details about the breach as the Facility Agent may request) (unless that Obligor is aware that a notification has already been provided by another Obligor).

17.3.2	In the event that the requirement set out in clause 17.1.3 is breached:

17.3.2.1	once, the Borrower shall not be entitled to utilise the RCF Facility or any available amount under the Term Facility B until such breach is remedied;

17.3.2.2	on two consecutive Ratio Test Dates, such breach shall constitute an Event of Default:

provided that in either circumstance the Borrower shall not be entitled to make, declare and/or pay any Distributions.

17.3.3	Should the Market Capitalisation to Facilities Outstanding Ratio be less than 9 (nine) times (but greater than 6 (six) times), the Borrower shall not be entitled to make, declare and/or pay any Distributions until such time as the Market Capitalisation to Facilities Outstanding Ratio is in excess of 9 (nine) times.

18.	EVENTS OF DEFAULT

18.1	Events of Default

Each of the events set out in this clause 18.1 is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower, any other Obligor or any other person).

18.1.1	Non-Payment

The Borrower fails to pay any sum due from it hereunder at the time, in the currency and in the manner specified herein, unless:

18.1.1.1	its failure to pay is caused by an administrative or technical error; and

18.1.1.2	payment is made within 2 (two) Business Days of its due date.

18.1.2	Financial Covenant

Any requirement of clause 17 (Financial Covenants) is not satisfied.

18.1.3	Other Obligations

Subject to clause 18.2 (Remedy), an Obligor does not comply with any of its obligations when performance is due under the Finance Documents (other than those referred to in clause 18.1.1 (Non-Payment), clause 18.1.2 (Financial Covenants) and clause 18.1.4 (Security)).

18.1.4	Security

18.1.4.1	Any Obligor fails to perform or comply with any of the material obligations assumed by it in a Security Document to which it is a party.

18.1.4.2	Any Finance Document becomes unenforceable unless, to the extent possible, the Obligors and the Facility Agent are able to agree within a period of 30 (thirty) days after becoming aware thereof to the amendment or restructuring of such Finance Document in order to render it enforceable.

18.1.5	Misrepresentation

Any representation or statement made or deemed to be made by any Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proved to have been incorrect or misleading when made or deemed to be made in any material respect.

18.1.6	Insolvency

18.1.6.1	Any Obligor is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its Indebtedness or makes a general assignment for the benefit of or a composition, or compromise with its creditors.

18.1.6.2	Any Obligor takes any corporate action or other steps are taken or legal proceedings are started by that Obligor for its winding-up (whether provisional or final), dissolution or administration or for the appointment of a liquidator, receiver, administrator, administrative receiver, trustee, business rescue practitioner or similar officer of it or of any or all of its revenues and assets.

18.1.6.3	Any execution is levied against, or an encumbrancer takes possession of the whole or any part of, the property, undertaking or assets of any Obligor and Obligor fails within 10 (ten) Business Days after becoming aware, or after it should reasonably have become aware, of such execution, and/or possession, as the case may be, to take the necessary steps to have such execution, and/or possession, as the case may be, set aside and thereafter successfully pursue such steps with due diligence.

18.1.6.4	Any Obligor commits an act defined in terms of Section 344 of the Companies Act or any analogous or equivalent act under the New Companies Act.

18.1.7	Insolvency Proceedings

Any corporate action, legal proceedings or other similar procedure or steps are taken in relation to:

18.1.7.1

the suspension of payments, a moratorium of any indebtedness, winding-up, the entering into of business rescue proceedings, dissolution or administration (by way of voluntary arrangement, scheme of arrangement or otherwise) of or in relation to any Obligor other than (in respect of any service of an application, or taking of any similar step for the liquidation, bankruptcy, judicial management, winding-up, dissolution or administration of the Obligor) where such action is dismissed, withdrawn or discharged within 5 (five) Business Days of its presentation or such step being taken (or, if the Obligor demonstrates to the Facility Agent’s satisfaction within such 5 (five) Business Days period that such action is frivolous or vexatious (by way of an opinion by a Senior Counsel of at least 10 (ten) years standing, that the relevant Obligor has a reasonable prospect of defending that action));

18.1.7.2	the implementation of any business rescue proceedings (or any similar proceedings in respect of it or all or a material part of its assets);

18.1.7.3	a composition, compromise, assignment or arrangement with the creditors of any Obligor;

18.1.7.4	the appointment of a liquidator, receiver, administrator, administrative receiver, judicial manager, compulsory manager, business rescue practitioner or other similar officer in respect of any Obligor or any of its assets; or

18.1.7.5	enforcement of any security interest over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

18.1.8	Failure to comply with Final Judgement

Any Obligor fails within 10 (ten) Business Days of the due date to comply with or pay any sum due from it under any final judgement or any final order made or given by any court of competent jurisdiction.

18.1.9	Cessation of Business

18.1.9.1	Any Obligor permanently suspends, is unable to or ceases for any reason whatsoever to conduct its normal line of business in the ordinary and regular manner.

18.1.9.2	Any Obligor sells, transfers or otherwise disposes of in any one transaction or a series of transactions (whether or not related), a material portion of its business or changes its asset structure and as a result of the disposal, it would in the reasonable opinion of the Facility Agent be unable to perform or observe its obligations under any Finance Document to which it is a party.

18.1.10	Cross-Default

18.1.10.1	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

18.1.10.2	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to a specified maturity as a result of an event of default (however described).

18.1.10.3	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).

18.1.10.4	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

18.1.11	Governmental Intervention

By or under the authority of any government:

18.1.11.1	the management of any Obligor is wholly or substantially replaced or the authority of any Obligor in the conduct of its business is wholly or substantially curtailed; or

18.1.11.2	all or a majority of the issued shares of any Obligor, or the whole or any part of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired.

18.1.12	Repudiation

Any Obligor repudiates any Finance Document to which it is a party.

18.1.13	Failure to Maintain Authorisations

At any time any Authorisation, act, condition or thing required to be done, fulfilled or performed in order:

18.1.13.1	to enable any Obligor lawfully conduct its business, or to enter into, exercise its rights under and perform the obligations expressed to be assumed by it in any Finance Document to which it is a party;

18.1.13.2	to ensure that the obligations expressed to be assumed by any Obligor in any Finance Document to which it is a party are legal, valid and binding; or

18.1.13.3	to make any Finance Document to which any Obligor is a party admissible in evidence in South Africa,

is not done, fulfilled or performed.

18.1.14	Unlawfulness

It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents to which it is a party other than any obligations which the Facility Agent considers to be not material or which it is satisfied is adequately provided for in any other Finance Document (including a Finance Document which is entered into in replacement of the document under which it was unlawful for such Obligor to perform its obligations) or unless the Obligor and the Facility Agent agree within a period of 30 (thirty) days after the occurrence of such unlawfulness or such unlawfulness comes to the attention of the Facility Agent, whichever is the earlier, to the amendment or restructuring of such Finance Document in order to avoid such unlawfulness.

18.1.15	Material Adverse Change

Any event (or any series of events) or circumstances occurs (or any existing circumstance continued) which is likely to result in a Material Adverse Change.

18.2	Remedy

18.2.1	No Event of Default under clause 18.1 (Events of Default) (other than those referred to in clauses 18.1.1 (Non-Payment), 18.1.2 (Financial Covenants) and 18.1.4 (Security)) will occur if the failure to comply or circumstance giving rise to the same is capable of remedy and is remedied within 10 (ten) Business Days, or such further period as the Facility Agent may agree, of the Facility Agent giving notice to the Borrower or any Obligor becoming aware of the failure to comply.

18.2.2	For the purposes of clause 18.2.1, the events or circumstances referred to in clause 18.1.6 (Insolvency), clause 18.1.8 (Failure to comply with Final Judgement), clause 18.1.9 (Cessation of Business), clause 18.1.11 (Governmental Intervention), clause 18.1.14 (Unlawfulness) and clause 18.1.15 (Material Adverse Change) shall be deemed to be incapable of remedy save to the extent set out therein.

18.3	Acceleration

If any Event of Default occurs which is continuing, the Facility Agent shall be entitled, in its sole discretion and without prejudice to any other rights or remedies which the Finance Parties may have under any of the Finance Documents or otherwise in terms of South African law, by written notice to the Borrower:

18.3.1

to claim immediate payment of all Facility Outstandings (including but not limited to capital and interest and amounts in respect of duties, fees and charges owing by the Borrower to the Finance Parties under the Finance Documents) regardless of whether or not such amounts are then otherwise due and payable, all of which amounts shall, upon the delivery of such a notice, immediately become due and payable; and/or

18.3.2	to declare the Facility Outstandings to be due and payable upon demand; and/or

18.3.3	demand and be entitled to receive specific performance of the relevant obligation of the Finance Documents (if any) breached by the Obligor; and/or

18.3.4	take all steps which it regards as desirable in order to enforce, or perfect the security interest created or evidenced by any one or more Security Document; and/or

18.3.5	cancel the whole or part of the Facilities; and/or

18.3.6	claim payment from the Borrower of any and all Breakage Costs, damages, costs and other amounts incurred directly as a result of such Event of Default less the amount of any Breakage Gains.

18.4	If pursuant to clause 18.3.2 the Facility Agent declares the Facility Outstandings to be due and payable on demand of the Facility Agent then, and at any time thereafter, the Facility Agent may by written notice to the Borrower call for repayment of the Facility Outstandings mutatis mutandis in accordance with clause 18.3 on such date as it may specify in such notice (whereupon the same shall become due and payable on such date), or withdraw its declaration with effect from such date as it may specify in such notice.

19.	TAXES

19.1

All payments to be made by the Borrower to the Lenders under the Finance Documents shall be made free and clear of and without deduction for or on account of tax unless the Borrower is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by the Borrower in respect of which such deduction or withholdings is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Finance Parties receive and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

19.2	Without prejudice to the provisions of clause 19.1, if the Finance Parties are required to make any payment on account of tax (not being a tax imposed on the net income of the Finance Parties by the jurisdiction in which it is incorporated) or otherwise on or in relation to any sum received or receivable by it hereunder (including, without limitation, any sum received or receivable under this clause 19) or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Finance Parties, the Borrower shall, upon demand, promptly indemnify the Finance Parties against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

19.3	If the Finance Parties intend to make a claim pursuant to clause 19.2, it shall notify the Borrower of the event by reason of which it is entitled to make such claim; provided that nothing herein shall require the Finance Parties to disclose any confidential information relating to the organisation of its affairs.

19.4

The liability of the Borrower to the Finance Parties in terms of this clause 19 (Taxes) will be reduced by any tax credit granted to the Finance Parties in respect of the tax liabilities referred to in this clause 19. The Finance Parties undertake to diligently pursue the granting of any such tax credits; provided that, if in the opinion of the Finance Parties they will not be successful in obtaining such tax credits, the Finance Parties will be obliged, on written request by the Borrower to obtain an opinion, at the Borrower’s cost by Senior Counsel of at least 10 (ten) years’ standing regarding whether there is a reasonable prospect of success in any such proceedings. In the event that the aforesaid Senior Counsel’s opinion states that there is a reasonable prospect of success the Finance Parties shall be obliged to pursue the granting of such tax credits. The

Borrower hereby indemnifies and holds the Finance Parties harmless against, and shall on written demand pay to the Finance Parties, all reasonable costs incurred by it in pursuing the granting of such tax credits.

20.	TAX RECEIPTS

20.1	If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), the Borrower shall promptly notify the Facility Agent.

20.2	If the Borrower makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Facility Agent, within 30 (thirty) days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of such payment.

21.	INCREASED COSTS

21.1	Increased costs

21.1.1	Subject to clause 21.3 (Exceptions) the Borrower shall, within 5 (five) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Signature Date.

21.1.2	In this Agreement “Increased Costs” means:

21.1.2.1	a reduction in the rate of return from a Facility or on a Finance Party’s (or its affiliate’s) overall capital;

21.1.2.2	an additional or increased cost; or

21.1.2.3	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its affiliates to the extent that it is attributable to that Finance Party funding or performing its obligations under any Finance Document.

21.2	Increased cost claims

21.2.1	A Finance Party intending to make a claim pursuant to clause 21.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

21.2.2	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate in accordance with clause 22 (Certificate of Indebtedness) confirming the amount of its Increased Costs.

21.3	Exceptions

Clause 21.1 (Increased costs) does not apply to the extent any Increased Cost is:

21.3.1	attributable to a tax deduction required by law to be made by an Obligor;

21.3.2	compensated for by clause 19 (Taxes) or clause 20 (Tax Receipts); or

21.3.3	attributable to the wilful breach by the relevant Finance Party or its affiliates of any law or regulation.

22.	CERTIFICATE OF INDEBTEDNESS

A certificate signed by any director or manager of the Facility Agent (whose appointment need not be proved) as to the existence of and the amount of

Indebtedness by the Borrower to the Finance Parties, that such amount is due and payable, the amount of interest accrued thereon and as to any other fact, matter or thing related to the Borrower’s Indebtedness to the Finance Parties in terms of this Agreement, shall be sufficient proof of the contents and correctness thereof for the purposes of provisional sentence, summary judgment or any other proceedings, shall be valid as a liquid document for such purpose and shall, in addition, be prima facie proof for purposes of pleading or trial in any action instituted by the Finance Parties arising herefrom.

23.	SET-OFF

The Borrower authorises the Finance Parties to apply any credit balance to which an Obligor is entitled on any account of an Obligor with the Finance Parties in satisfaction of any sum due and payable by the Borrower to the Finance Parties hereunder but unpaid. The Finance Parties shall not be obliged to exercise any rights given to it by this clause 23.

24.	CHANGE OF PARTY

24.1	No Cession, Delegation or Assignment

No Party may cede or assign any of its rights or delegate or transfer any of its obligations in respect of any Finance Documents or the Facility Outstandings except as permitted under this clause 24.

24.2	Assignments and Transfers by the Lenders

24.2.1

Subject to clause 24.3 (Conditions of Cession or Delegation), a Lender (the “Existing Lender”) may (at no expense to any Obligor) cede any of its rights and/or delegate any of its obligations under this Agreement and any corresponding rights or obligations under any other Finance Document to any financial institution without the consent of any Obligor or any other Party (the “New Lender”), and the Obligors hereby expressly consent to any such cession of rights and/or delegation of obligations as contemplated herein. To the extent that any splitting of claims arises as a consequence of any such cession, assignment and/or delegation, as the case may be, the Obligors hereby consents to such splitting of claims.

24.3	Conditions of Cession or Delegation

24.3.1	A cession or delegation as contemplated in clause 24.2 (Assignment and Transfers by the Lenders) will only be effective if the procedure set out in clause 24.5 (Procedure for Transfer) is complied with.

24.3.2	If:

24.3.2.1	a Lender cedes, assigns or transfers any of its rights or obligations under the Finance Documents; and

24.3.2.2	as a result of circumstances existing as at the date on which the cession, assignment, transfer or change occurs, an Obligor would be obliged to make payment to the New Lender under clause 19 (Taxes) and clause 21 (Increased Costs), then the New Lender is only entitled to receive payment under that clause or to enforce or require performance of such obligation to the same extent as the Existing Lender would have been if the cession, assignment, transfer or change had not occurred.

24.4	Limitation of Responsibility of Existing Lenders

24.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

24.4.1.1	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

24.4.1.2	the financial condition of any Obligor;

24.4.1.3	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

24.4.1.4	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

24.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

24.4.2.1	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Finance Documents and has not relied on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Documents; and

24.4.2.2	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents.

24.4.3	Nothing in any Finance Document obliges an Existing Lender to:

24.4.3.1	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 24; or

24.4.3.2	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for Transfer

24.5.1	Subject to the conditions set out in clause 24.3 (Conditions of Cession or Delegation) a transfer is effected in accordance with clause 24.5.2 when the Facility Agent:

24.5.1.1	executes an otherwise duly completed Cession and Delegation Agreement delivered to it by the Existing Lender; and

24.5.1.2	a duly completed Accession Undertaking is delivered to it by the Existing Lender (“Transfer Date”).

24.5.2	On the Transfer Date:

24.5.2.1	to the extent that in the Cession and Delegation Agreement the Existing Lender seeks to transfer by cession and delegation its rights and obligations in whole or part (“Transferred Rights and Obligations”) under the Finance Documents, the Existing Lender shall be released from the Transferred Rights and Obligations ;

24.5.2.2	each of the Obligors and the New Lender shall assume the Transferred Rights and Obligations towards one another;

24.5.2.3	the Facility Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Existing Lenders shall each be released from further obligations to each other under the Finance Documents; and

24.5.2.4	the New Lender shall become a party to the relevant Finance Documents as a “Lender”.

24.6	Copy of Cession and Delegation Agreement to the Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Cession and Delegation Agreement, send to the Borrower a copy of that Cession and Delegation Agreement and Accession Undertaking.

24.7	Disclosure of Information

24.8	Any Lender may disclose to any of its affiliates and any other person:

24.8.1	to (or through) whom that Lender cedes, assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

24.8.2	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

24.8.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about an Obligor, the Group and the Finance Documents as that Lender shall (acting reasonably) consider appropriate for the purpose of that actual or potential cession, assignment, transfer or sub-participation if, in relation to clauses 24.8.1 and 24.8.2, the person to whom the information is to be given has entered into a Confidentiality Undertaking in favour of the relevant Obligor(s) or Group Company(ies).

24.9	No Change of Obligor

No Obligor shall cede, assign or transfer any of its rights or delegate any of its obligations under any Finance Document.

25.	INTEREST ON ARREAR AMOUNTS AND INDEMNITY

25.1	Interest calculated at the Default Interest Rate shall accrue on the outstanding balance of all Unpaid Sums. Such interest shall be calculated on a daily basis from the due date of each such Unpaid Sum to (but excluding) date of payment thereof, shall be compounded monthly in arrears and shall be paid by the Borrower on demand.

25.2	The Borrower hereby indemnifies and holds the Finance Parties harmless against any costs, claim, loss, expense (including legal fees on the scale as between attorney and own client) or liability together with any VAT thereon, which they may sustain or incur as a consequence of the occurrence of any Default by the Borrower in the performance of any of the obligations expressed to be assumed by it in this Agreement.

26.	FACILITY AGENT

26.1	Appointment of the Facility Agent

26.1.1	Each of the Lenders appoints the Facility Agent to act as its agent under and in connection with the Finance Documents, and authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.1.2	Notwithstanding anything to the contrary in this Agreement, the Finance Parties shall, act through the Facility Agent as contemplated in this clause 26.

26.1.3	There shall be no change to the Facility Agent without the Borrower’s written consent.

26.2	Duties of the Facility Agent

26.2.1	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

26.2.2	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

26.2.3	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

26.2.4	If the Facility Agent is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent) under this Agreement it shall promptly notify the other Finance Parties.

26.2.5	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.2.6	Nothing in this Agreement constitutes the Facility Agent as a fiduciary of any other person.

26.2.7	The Facility Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.3	Business with the Group

The Facility Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.4	Rights and discretions

26.4.1	The Facility Agent may rely on:

26.4.1.1	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

26.4.1.2	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

26.5	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

26.5.1	no Default has occurred (unless it has actual knowledge of a Default);

26.5.2	any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of all the Obligors.

26.6	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

26.7	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

26.8	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

26.9	Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.10	Majority Lenders’ instructions

26.10.1	Unless a contrary indication appears in a Finance Document, the Facility Agent shall:

26.10.1.1	exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders (as defined in the Intercreditor Agreement), refrain from exercising any right, power, authority or discretion vested in it as Facility Agent); and

26.10.1.2	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders;

26.10.2	Until the Intercreditor Agreement is entered into, all references to “Majority Lenders” in clause 26.10.1 shall be deemed to be a reference to the Original Lender.

26.10.3	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Lenders.

26.10.4	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

26.10.5	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

26.10.6	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 26.10.6 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

26.11	Responsibility for documentation

The Facility Agent is not:

26.11.1	responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, or an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents; or

26.11.2	responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

26.12	Exclusion of liability

26.12.1	The Facility Agent will not be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

26.12.2	Nothing in this Agreement shall oblige the Facility Agent to carry out any “know your customer” or other checks required pursuant to the Financial Intelligence Centre Act, 2002 in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent.

27.	CONFIDENTIALITY

27.1	Save with the prior written consent of the Borrower to the contrary, the Finance Parties will keep confidential and will not disclose to any person:

27.1.1	the details of any Finance Document, the details of the negotiations leading to any Finance Document, and the information handed over to such Party during the course of negotiations and the Term, as well as the details of all the transactions or Agreements contemplated in any Finance Document; and

27.1.2	all information relating to the business or the operations and affairs of the Group,

(together “Confidential Information”).

27.2	The Finance Parties agree to keep all Confidential Information confidential and to disclose it only to its officers, directors, employees, consultants, shareholders, professional advisers and any person to whom the Finance Parties wish to cede any of its rights or delegate any of its obligations under any of the Finance Documents who:

27.2.1	have a need to know (and then only to the extent that each such person has a need to know);

27.2.2	are aware that the Confidential Information should be kept confidential;

27.2.3	are aware of the disclosing Party’s undertaking in relation to such information in terms of this Agreement; and

27.2.4	have been directed by the disclosing Party to keep the Confidential Information confidential and have undertaken to keep the Confidential Information confidential.

27.3	The Finance Parties confirm that all employees, officers and directors are contractually bound to maintain confidentiality and shall procure that each consultant, shareholder and/or professional advisor enters in a confidentiality undertaking in favour of the Borrower on substantially the same terms and conditions as this clause 27.

27.4	The obligations of the Finance Parties in relation to the maintenance and non-disclosure of Confidential Information in terms of this Agreement do not extend to information that:

27.4.1	is disclosed to the receiving Party in terms of this Agreement but at the time of such disclosure such information is known to be in the lawful possession or control of that Party and not subject to an obligation of confidentiality; or

27.4.2	is or becomes public knowledge, otherwise than pursuant to a breach of this Agreement by the Finance Parties (or its offices, directors or employee) who received such Confidential Information; or

27.4.3	is required by the provisions of any law, statute or regulation or during any court proceedings, or by the rules or regulations of any recognised stock exchange to be disclosed and subject to the provisions of clause 27.5, the Party required to make the disclosure has taken all reasonable steps to oppose or prevent the disclosure of and to limit, as far as reasonably possible, the extent of such disclosure and has consulted with the other Parties prior to making such disclosure.

27.5	The Finance Parties agree to notify the Borrower in the event of a disclosure of the Confidential Information under clause 27.4.3, or upon a breach of this clause 27 coming to the Finance Parties’ knowledge.

27.6	If so requested by the Borrower in writing, the Finance Parties shall use reasonable endeavours to enforce their rights against any offices, director, employee and/or representative who breaches clause 27.2.

27.7	The provisions of this clause 26 shall survive the termination of this Agreement, but shall terminate 24 (twenty-four) months from the termination of this Agreement.

27.8	The Finance Parties acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing, and the Finance Parties shall not use any of the Confidential Information for unlawful purposes.

28.	FEES AND EXPENSES

28.1	Fees

The Borrower shall pay to the Lenders the fees contemplated in the Fee Letters, in the amounts agreed and on the dates stipulated therein.

28.2	Exit Fees

28.2.1	Should the Borrower pre-pay any sum pursuant to clause 7 (Voluntary Prepayment) within:

28.2.1.1	24 (twenty four) months of Financial Close, where such prepayment is in respect of the Term Facility A; or

28.2.1.2	24 (twenty four) months of New Facilities Financial Close, where such prepayment is in respect of the Term Facility B or the RCF Facility,

and such prepayment is not funded by way of:

28.2.1.3	cash generated by the business operations of the Group; and/or

28.2.1.4	a Permitted Disposal; and/or

28.2.1.5	the raising of ordinary share capital,

the Borrower shall pay to the Lenders an exit fee in an amount equal to 2% (two percent) of the Facility Outstandings, plus VAT thereon on the date of such prepayment pursuant to clause 7 (Prepayment).

28.2.2	Notwithstanding clause 28.2.1, should the Borrower elect to prepay the Facility Outstandings as contemplated by clause 28.2.1 following the occurrence of a Market Disruption Event, no exit fee will be payable by the Borrower, provided that such prepayment is financed by a financial institution on terms and conditions (including interest rates) better than those offered by the Original Lender.

28.3	Expenses

28.3.1	The Borrower shall pay to, or at the direction of, the Facility Agent all reasonable expenses (including legal expenses on the scale as between attorney and own client, printing and out-of-pocket expenses) incurred by the Finance Parties in connection with the negotiation, preparation and completion of the Finance Documents and any related documents, including without limitation all fees and expenses payable to the Legal Adviser, within 30 (thirty) days of invoice.

28.3.2	The Borrower shall on demand pay to, or at the direction of, the Facility Agent all expenses (including legal and out-of-pocket expenses on the attorney and own client scale), charges and disbursements and fees of a like nature, including all taxes, incurred by the Finance Parties in preserving, enforcing or defending, or attempting to preserve, enforce or defend, any of their rights under the Finance Documents or any such related documents, save where the Borrower successfully disputes that the Finance Parties are entitled to enforce any such rights.

28.4	Stamp Duty

The Borrower shall pay all stamp, documentary and other similar duties and taxes to which any of the Finance Documents or any such related documents may be subject or give rise and indemnifies the Finance Parties from and against any losses or liabilities which the Finance Parties may incur as a result of any delay or omission by the Borrower to pay any such duties or taxes.

28.5	Value Added Tax

The amounts stated in the Finance Documents to be payable by the Borrower are exclusive of VAT and accordingly the Borrower shall pay on demand:

28.5.1	any VAT properly chargeable in respect of services to the Borrower as contemplated by any of the Finance Documents (including any VAT chargeable by the Finance Parties under the Finance Documents); and

28.5.2	any VAT chargeable in the case of goods or services supplied to, or other costs, fees and expenses incurred by, the Finance Parties in connection with the Finance Documents and which are to be met by the Borrower or in respect of which the Borrower has agreed to indemnify the Finance Parties.

29.	NOTICES AND DOMICILIA

29.1	Notices

29.1.1	Each Party chooses the addresses set out opposite its name below as its addresses to which any written notice in connection with the Finance Documents may be addressed.

29.1.1.1	Original Lender:

Nedbank Limited

Block F, 4th Floor

135 Rivonia Road

SANDOWN

2196

Telefax No: (011) 295-2746

Attention: Head of Transaction Management

29.1.1.2	Facility Agent:

Nedbank Limited

Block F, 4th Floor

135 Rivonia Road

SANDOWN

2196

Telefax No: (011) 295-2746

Attention: Head of Transaction Management

29.1.1.3	Obligors:

Block 27

Randfontein Office Park

Cnr Main Reef Road and Ward Avenue

RANDFONTEIN

Telefax No: 011 684 0188

Attention: The Company Secretary

29.1.2	Any notice or communication required or permitted to be given in terms of the Finance Documents shall be valid and effective only if in writing but it shall be competent to give notice by telefax transmitted to its telefax number set out opposite its name above.

29.1.3

Any Party may by written notice to the other Parties change its chosen physical addresses and/or telefax number for the purposes of clause 29.1.1 to any other address(es) and/or telefax number, provided that the change shall become effective on the 14th (fourteenth) day after the receipt of the notice by the addressee.

29.1.4	Any notice given in terms of this Agreement shall:

29.1.4.1	if sent by a courier service be deemed to have been received by the addressee on the 7th (seventh) Business Day following the date of such sending;

29.1.4.2	if delivered by hand be deemed to have been received by the addressee on the date of delivery;

29.1.4.3	if transmitted by facsimile be deemed to have been received by the addressee on the 1st (first) Business Day after the date of transmission,

unless the contrary is proved.

29.1.5	Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen address and/or telefax number.

29.2	Domicilia

29.2.1	Each of the Parties chooses its physical address referred to in clause 29.1.1 as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement may be served.

29.2.2

Any Party may by written notice to the other Party change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa; provided that any such change shall only be effective on the 14th (fourteenth) day after deemed receipt of the notice by the other Party pursuant to clause 29.1.5.

30.	GOVERNING LAW

The entire provisions of this Agreement shall be governed by and construed in accordance with the laws of South Africa.

31.	JURISDICTION

The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the South Gauteng High Court (Johannesburg) in regard to all matters arising from this Agreement.

32.	SEVERABILITY

Each provision in this Agreement is severable from all others, notwithstanding the manner in which they may be linked together or grouped grammatically, and if in terms of any judgment or order, any provision, phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason, the remaining provisions, phrases, sentences, paragraphs and clauses shall nevertheless continue to be of full force. In particular, and without limiting the generality of the aforegoing, the Parties hereto acknowledge their intention to continue to be bound by this Agreement notwithstanding that any provision may be found to be unenforceable or void or voidable, in which event the provision concerned shall be severed from the other provisions, each of which shall continue to be of full force.

33.	GENERAL

33.1	This document constitutes the sole record of the agreement between the Parties in regard to the subject matter thereof.

33.2	No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

33.3	No addition to, variation or consensual cancellation of this Agreement and no extension of time, waiver or relaxation or suspension of any of the provisions or terms of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of all the Parties.

33.4	No latitude, extension of time or other indulgence which may be given or allowed by any Party to any other Party in respect of the performance of any obligation hereunder or enforcement of any right arising from this Agreement and no single or partial exercise of any right by any Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or a novation of, or otherwise affect any of that Party’s rights in terms of or arising from this Agreement or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

33.5	The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

33.6	Save as is specifically provided in this Agreement, no Party shall be entitled to cede, assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other Parties affected by such transfer of rights or obligations, which consent may not unreasonably be withheld or delayed.

34.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

THE NEXT PAGE IS THE SIGNATURE PAGE

SIGNED at SANDTON on this the 30th day of NOVEMBER 2010

For and on behalf of
NEDBANK LIMITED (acting through its NEDBANK CAPITAL division)

Name:
Capacity:
Who warrants his authority hereto

Name:
Capacity:
Who warrants his authority hereto

For and on behalf of
NEDBANK LIMITED (acting through its NEDBANK CORPORATE division)

Name:
Capacity:
Who warrants his authority hereto

Name:
Capacity:
Who warrants his authority hereto

SIGNED at SANDTON on this the 30th day of NOVEMBER 2010

For and on behalf of
HARMONY GOLD MINING COMPANY LIMITED

Name:
Capacity:
Who warrants his authority hereto

SIGNED at SANDTON on this the 30th day of NOVEMBER 2010

For and on behalf of
AFRICAN RAINBOW MINERALS GOLD LIMITED

Name:
Capacity:
Who warrants his authority hereto

SIGNED at SANDTON on this the 30th day of NOVEMBER 2010

For and on behalf of
EVANDER GOLD MINES LIMITED

Name:
Capacity:
Who warrants his authority hereto

SIGNED at SANDTON on this the 30th day of NOVEMBER 2010

For and on behalf of
ARMGOLD/HARMONY JOINT INVESTMENT COMPANY (PROPRIETARY) LIMITED

Name:
Capacity:
Who warrants his authority hereto

SIGNED at SANDTON on this the 30th day of NOVEMBER 2010

For and on behalf of
ARMGOLD/HARMONY FREEGOLD JOINT VENTURE COMPANY (PROPRIETARY) LIMITED

Name:
Capacity:
Who warrants his authority hereto

SIGNED at SANDTON on this the 30th day of NOVEMBER 2010

For and on behalf of
RANDFONTEIN ESTATES LIMITED

Name:
Capacity:
Who warrants his authority hereto

SIGNED at SANDTON on this the 30th day of NOVEMBER 2010

For and on behalf of
AVGOLD LIMITED

Name:
Capacity:
Who warrants his authority hereto

SCHEDULE 1

CONDITIONS

Part 1 A: Existing Facility Advance Condition Documents

1.	The Borrower

1.1	A copy of a resolution of the board of directors of the Borrower:

1.1.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving to execute those Finance Documents;

1.1.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.1.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.2	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.1.

1.3	A certificate signed by an Authorised Signatory of the Borrower confirming that borrowing the Available Facility would not cause any borrowing or similar limit in its Constitutional Documents binding on it to be exceeded.

1.4	A certificate by an Authorised Signatory of the Borrower certifying that the copy of each document referred to in paragraphs 1.1 to 1.3 (both inclusive) is correct, complete and in full force and effect as at a date no earlier than the Signature Date, and certifying that the Constitutional Documents of the Borrower delivered pursuant to the Senior Facility Agreement (as defined in the Harmony Cession and Pledge in Security) remain in full force and effect and have not subsequently been amended.

1.5	A certificate of an Authorised signatory of the Borrower stating that:

1.5.1	the representations and warranties given by the Borrower in clause 13 (Warranties and Representations) of this Agreement shall be correct in all material respects at Financial Close; and

1.5.2	no Default shall have occurred at the date of Financial Close which is continuing.

2.	The Guarantors

2.1	A copy of a resolution of the board of directors of each Guarantor:

2.1.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving to execute those Finance Documents;

2.1.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

2.1.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

2.2	A specimen of the signature of each person authorised by the resolution referred to in paragraph 2.1.

2.3	A certificate signed by an Authorised Signatory of each Guarantor confirming that guaranteeing the Facility Outstandings would not cause any guaranteeing or similar limit in its Constitutional Documents binding on it to be exceeded.

2.4	A certificate by an Authorised Signatory of each Guarantor certifying that the copy of each document referred to in paragraphs 2.1 to 2.3 (both inclusive) is correct, complete and in full force and effect as at a date no earlier than the Signature Date, and certifying that the Constitutional Documents of that Guarantor delivered pursuant to the Senior Facility Agreement (as defined in the ARM Cession and Pledge in Security) remain in full force and effect and have not subsequently been amended.

2.5	A certificate by an Authorised Signatory of each Guarantor stating that the representations and warranties given by that Guarantor in clause 13 (Warranties and Representations) of this Agreement shall be correct in all material respects at Financial Close.

3.	Legal opinions

3.1	A legal opinion from Cliffe Dekker Inc. addressed to the Facility Agent relating, inter alia, to the due execution by each Obligor of the Finance Documents to which it is a party, and the authority of each Obligor to enter into the Finance Documents to which it is a party.

3.2	A legal opinion from the Legal Adviser addressed to the Facility Agent relating, inter alia, to the validity, legality and enforceability of the Finance Documents.

4.	Finance Documents

4.1	A duly executed original of each of the following:

4.1.1	this Agreement;

4.1.2	the Harmony Cession and Pledge in Security;

4.1.3	the ARM Cession and Pledge in Security;

4.1.4	the First Fee Letter.

4.2	Each of the following in relation to shares pledged pursuant to the Security Documents:

4.2.1	the original share certificates in respect of such shares;

4.2.2	an original share transfer form duly signed by the pledgor of such shares and blank as to transferee; and

4.2.3	a resolution of the directors of the company, the shares of which are pledged, acknowledging such pledge and agreeing to give effect to any transfer of such shares pursuant to the terms of such pledge.

4.3	All notices required to be delivered and all acknowledgements required to be received under the terms of any Security Document.

5.	Financial Information

A copy of the Original Financial Statements.

Part 1 B: New Facility Advance Condition Documents

1.	The Borrower

1.1	A copy of a resolution of the board of directors of the Borrower:

1.1.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving to execute those Finance Documents;

1.1.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.1.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.2	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.1.

1.3	A certificate signed by an Authorised Signatory of the Borrower confirming that borrowing the Available Facility would not cause any borrowing or similar limit in its Constitutional Documents binding on it to be exceeded.

1.4	A certificate by an Authorised Signatory of the Borrower certifying that the copy of each document referred to in paragraphs 1.1 to 1.3 (both inclusive) is correct, complete and in full force and effect as at a date no earlier than the Signature Date, and certifying that the Constitutional Documents of the Borrower delivered pursuant to the Senior Facility Agreement (as defined in the Harmony Cession and Pledge in Security) remain in full force and effect and have not subsequently been amended.

1.5	A certificate of an Authorised signatory of the Borrower stating that:

1.5.1	the representations and warranties given by the Borrower in clause 13 (Warranties and Representations) of this Agreement shall be correct in all material respects at Financial Close; and

1.5.2	no Default shall have occurred at the date of Financial Close which is continuing.

2.	The Guarantors

2.1	A copy of a resolution of the board of directors of each Guarantor:

2.1.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving to execute those Finance Documents;

2.1.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

2.1.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

2.2	A specimen of the signature of each person authorised by the resolution referred to in paragraph 2.1.

2.3	A certificate signed by an Authorised Signatory of each Guarantor confirming that guaranteeing the Facility Outstandings would not cause any guaranteeing or similar limit in its Constitutional Documents binding on it to be exceeded.

2.4	A certificate by an Authorised Signatory of each Guarantor certifying that the copy of each document referred to in paragraphs 2.1 to 2.3 (both inclusive) is correct, complete and in full force and effect as at a date no earlier than the Signature Date, and certifying that the Constitutional Documents of that Guarantor delivered pursuant to the Senior Facility Agreement (as defined in the ARM Cession and Pledge in Security) remain in full force and effect and have not subsequently been amended.

2.5	A certificate by an Authorised Signatory of each Guarantor stating that the representations and warranties given by that Guarantor in clause 13 (Warranties and Representations) of this Agreement shall be correct in all material respects at Financial Close.

3.	Legal opinions

3.1	A legal opinion from Cliffe Dekker Inc. addressed to the Facility Agent relating, inter alia, to the due execution by each Obligor of the Finance Documents to which it is a party, and the authority of each Obligor to enter into the Finance Documents to which it is a party.

3.2	A legal opinion from the Legal Adviser addressed to the Facility Agent relating, inter alia, to the validity, legality and enforceability of the Finance Documents.

4.	Finance Documents

4.1	A duly executed original of each of the following:

4.1.1	this Agreement;

4.1.2	the first addendum to the Harmony Cession and Pledge in Security;

4.1.3	the first addendum to the ARM Cession and Pledge in Security;

4.1.4	the Second Fee Letter.

4.2	Each of the following in relation to shares pledged pursuant to the Security Documents:

4.2.1	the original share certificates in respect of such shares;

4.2.2	an original share transfer form duly signed by the pledgor of such shares and blank as to transferee; and

4.2.3	a resolution of the directors of the company, the shares of which are pledged, acknowledging such pledge and agreeing to give effect to any transfer of such shares pursuant to the terms of such pledge.

4.3	All notices required to be delivered and all acknowledgements required to be received under the terms of any Security Document.

5.	Financial Information

A copy of the Original Financial Statements.

Part 2 A: Existing Facility Advance Conditions

The Lenders shall only be obliged to make the Advance in terms of this Agreement if:

1.	no Default shall have occurred or be continuing;

2.	the warranties and representations made in clause 13 (Warranties and Representations) of this Agreement shall be correct and will be correct in all material respects immediately after the making of the Advance;

3.	in the reasonable opinion of the Facility Agent there has been no Material Adverse Change in either the Borrower or any of the Obligors since the date of the Original Financial Statements which could be expected to affect the ability of the Borrower to fulfil its obligations in terms of the Finance Documents in an adverse manner;

4.	in the reasonable opinion of the Facility Agent there has been no Material Adverse Change since the Signature Date;

5.	the Original Lender has obtained all internal approvals necessary in order to conclude the Finance Documents, including but not limited to the approvals of the Lender’s board of directors and credit committee; and

6.	the Facility Agent is satisfied that the Borrower has obtained all relevant regulatory approvals (if any) in relation to the Finance Documents.

Part 2 B: New Facility Advance Conditions

The Lenders shall only be obliged to make the Advance in terms of this Agreement if:

1.	no Default shall have occurred or be continuing;

2.	the warranties and representations made in clause 13 (Warranties and Representations) of this Agreement shall be correct and will be correct in all material respects immediately after the making of the Advance;

3.	in the reasonable opinion of the Facility Agent there has been no Material Adverse Change in either the Borrower or any of the Obligors since the date of the Original Financial Statements which could be expected to affect the ability of the Borrower to fulfil its obligations in terms of the Finance Documents in an adverse manner;

4.	in the reasonable opinion of the Facility Agent there has been no Material Adverse Change since the Signature Date;

5.	the Original Lender has obtained all internal approvals necessary in order to conclude the Finance Documents, including but not limited to the approvals of the Lender’s board of directors and credit committee; and

6.	the Facility Agent is satisfied that the Borrower has obtained all relevant regulatory approvals (if any) in relation to the Finance Documents.

SCHEDULE 2

THE GUARANTORS

1.	African Rainbow Minerals Gold Limited (Registration No. 1997/015869/06);

2.	Evander Gold Mines Limited (Registration No. 1963/006226/06);

3.	ARMgold/Harmony Joint Investment Company (Proprietary) Limited (Registration No. 2002/032163/07);

4.	ARMgold/Harmony Freegold Joint Venture Company (Proprietary) Limited (Registration No. 2001/029602/07);

5.	Randfontein Estates Limited (Registration No. 1889/000251/06);

6.	Avgold Limited (Registration No. 1990/007025/06).

SCHEDULE 3

DISCLOSED ENCUMBRANCES

1.	R21 625 964 of cash is pledged as collateral to Standard Bank for other environmental guarantees issued.

SCHEDULE 4

DISCLOSED INDEBTEDNESS

1.	Current environmental guarantees issued by Nedbank in the amount of R285 622 920.

2.	Remainder of smaller guarantee as per attached list.

HARMONY GOLD MINING COMPANY LIMITED

REGISTER OF GUARANTEES

Jun-09

						Environmental		Other
Company	Project	Tenement Number	Beneficiary	Issued	Expires	Amount AU$	Amount R	Amount AU$	Amount R

Harmony Gold Mining Company		85909929320	AECI Limited	30-Nov-00					248,794.00
Harmony Gold Mining Company		810200502259	Department of Mineral and Energy	30-Nov-02			40,000.00
Harmony Gold Mining Company		81020206926	Department of Mineral and Energy	25-Jun-02			21,500,000.00
Harmony Gold Mining Company		81020206930	Department of Mineral and Energy	25-Jun-02			3,700,000.00
Harmony Gold Mining Company		81020206931	Department of Mineral and Energy	25-Jun-02			2,300,000.00

Harmony Gold Mining Company		NED-CON-4140(1)	Department of Mineral and Energy	17-Nov-09			201,422,436.00

Kalplats		81020209977	Department of Mineral and Energy	28-Aug-02			650,000.00

Randfontein Estates Limited		M326752	Eskom	28-Feb-98					31,000.00
Randfontein Estates Limited		M326753	Eskom	02-Feb-98					77,000.00
Randfontein Estates Limited			Telkom	31-Oct-90					136,332.00
Randfontein Estates Limited			Snyman Van Der Heever Heyns Incorporated	20-Mar-97					431,399.60
Randfontein Estates Limited		M333565	Randfontein Municipality	12-Jan-89					16,129.00

Randfontein Estates Limited	M351158	South African Transport Services	02-May-84		200,000.00
Randfontein Estates Limited	M354951	City of Johannesburg	07-Jul-89		4,000.00
Randfontein Estates Limited	M359617	Department of Mineral and Energy	12-Apr-99	20,000.00
Randfontein Estates Limited (new)	M432371 /M312525	Department of Mineral and Energy	23-Feb-04	25,000.00
Randfontein Estates Limited	M490598	Department of Mineral and Energy	23-Apr-08	22,427.00
Randfontein Estates Limited	29108209	Department of Mineral and Energy	08-Jul-08	43,414,170.00
Randfontein Estates Limited	29108306	Department of Mineral and Energy	08-Jul-08	87,027,019.00
Randfontein Estates Limited	NED-CON-4140(2)	Department of Mineral and Energy	17-Nov-09	11,687,387.00

West Rand Consolidated Mines	M300820	Department of Mineral and Energy	24-Oct-96	10,000.00
West Rand Consolidated Mines	M379315	Department of Mineral and Energy	05-May-00	30,000.00
West Rand Consolidated Mines	M312525	Department of Mineral and Energy	28-Jul-97	25,000.00
West Rand Consolidated Mines	M312457	Department of Mineral and Energy	28-Jul-97	10,000.00
West Rand Consolidated Mines		Eskom	01-Oct-98		700,000.00

Winkelhaak Mines Limited	S13615 / MS GRV 4232957	Council of Nuclear Safety	10-Jul-03		250,000.00
Winkelhaak Mines Limited	S13616 / MS GRV 4232987	Eskom	10-Jul-03		246,500.00
Winkelhaak Mines Limited	S13617 / MS GRV 4232983	Eskom	10-Jul-03		268,900.00
Winkelhaak Mines Limited	S13618 / MS GRV 4233989	Eskom	10-Jul-03		64,000.00
Winkelhaak Mines Limited	S13619 /MS GRV 4233002	Eskom	10-Jul-03		1,117,450.00
Winkelhaak Mines Limited	S13620 / MS GRV 4233009	Eskom	10-Jul-03		301,050.00
Winkelhaak Mines Limited	S13621 / MS GRV 4233013	Eskom	10-Jul-03		1,346,600.00
Winkelhaak Mines Limited	S13622 / MS GRV	Eskom	10-Jul-03		868,850.00

	4233018
Winkelhaak Mines Limited	S13623 / MS GRV 4233021	Eskom	10-Jul-03		272,000.00
Winkelhaak Mines Limited	S13624 / MS GRV 4233048	Eskom	10-Jul-03		45,500.00
Winkelhaak Mines Limited*	208617 / S15065	Eskom	25-Apr-02		370,600.00
Winkelhaak Mines Limited*	208618 / S15064	Eskom	25-Apr-02		1,269,818.00
Leslie Golg Mines Limited	S13625 / MS GRV 4233050	Eskom	10-Jul-03		624,400.00
Leslie Golg Mines Limited	S13626 / MS GRV 4233053	Eskom	10-Jul-03		334,100.00
Leslie Golg Mines Limited	S13627 / MS GRV 4233055	Eskom	10-Jul-03		89,800.00
Leslie Golg Mines Limited	S13628 / MS GRV 4233067	Eskom	10-Jul-03		371,460.00
Leslie Golg Mines Limited	S13629 / MS GRV 4233070	Eskom	10-Jul-03		2,019,750.00
Leslie Golg Mines Limited	S13630 / MS GRV 4233074	Eskom	10-Jul-03		1,750,000.00
Leslie Golg Mines Limited	S13631 / MS GRV 4233080	Eskom	10-Jul-03		558,700.00
Leslie Golg Mines Limited*	75B0296	Council of Nuclear Safety	14-Nov-95		250,000.00

Evander Gold Mining Company	S13632 / MS GRV 4233083	Els Chester & Louw	10-Jul-03		170,894.09
Evander Gold Mining Company	20650708534	Department of Minerals & Energy	20-Nov-07	120,000.00
Evander Gold Mining Company	NED-CON-4140(3)	Department of Minerals & Energy	17-Nov-09	27,194,482.00

Kalahari Goldridge Mining Company Ltd	M486532	Department of Minerals & Energy	06-Dec-07	4,182,379.00
Kalahari Goldridge Mining Company Ltd	M489674	Department of Minerals & Energy	25-Mar-08	55,000.00
Kalahari Goldridge Mining Company Ltd	M489663	Department of Minerals & Energy	26-Mar-08	100,505.00
Kalahari Goldridge Mining Company Ltd	8920806641	Department of Minerals & Energy	04-Feb-08	8,617,864.66
Kalahari Goldridge Mining Company Ltd	NED-CON-4140 (4)	Department of Minerals & Energy	17-Nov-09	10,123,630.00

Avgold Ltd			Barberton Municipality			3,570.00
Avgold Ltd			Barberton Municipality			3,380.00
Avgold Ltd			Barberton Municipality			2,780.00
Avgold Ltd			ESKOM			629,650.00
Avgold Ltd			ESKOM			2,450,000.00
Avgold Ltd			ESKOM			1,220,000.00
Avgold Ltd			ESKOM			610,000.00
Avgold Ltd			ESKOM			19,000.00
Avgold Ltd			ESKOM			4,050.00
Avgold Ltd			ESKOM			2,000,000.00
Avgold Ltd		NED-CON-4140(7)	Department of Minerals & Energy	17-Nov-09	7,944,938.00

African Rainbow Minerals Golg Ltd		M486531	Department of Minerals & Energy	07-Dec-07	17,743,585.00
African Rainbow Minerals Golg Ltd		93045812784	Department of Minerals & Energy		2,600,000.00
African Rainbow Minerals Golg Ltd		80559924348	ESKOM			3,085,043.00
African Rainbow Minerals Golg Ltd		NED-CON-4140(6)	Department of Minerals & Energy	17-Nov-09	13,883,259.00

Armgold/ Harmony Freegold Joint Venture Co [Pty] Ltd	Free State prospecting rights	20650707075	Department of Minerals and Energy	27-Oct-07	80,000.00
Armgold/ Harmony Freegold Joint Venture Co [Pty] Ltd	Free State prospecting rights	8920903737	Department of Minerals and Energy	01-Jul-09	20,000.00
Armgold/ Harmony Freegold Joint Venture Co [Pty] Ltd		NED-CON-4140(5)	Department of Minerals and Energy	17-Nov-09	13,366,788.00

Musuku Beneficiation Systems (Pty) Ltd		81020409661	SARS - CUSTOMS AND EXCISE			600,000.00

Free Gold - St Helena (new)	81020211331	Department of Mineral and Energy		35,000,000.00
Free Gold - St Helena (new)	81020211331	Department of Mineral and Energy		13,400,000.00

			—	526,315,869.66	—	25,062,499.69

SCHEDULE 5

DISCLOSED LOANS

1.	Rand Uranium (Proprietary) Limited shareholder loan. Balance of R62 941 146 at the end of September 2009. The loan bears interest at JIBAR plus 250 basis points and is repayable within 7 years.

2.	Pamodzi Gold Limited (in liquidation) Loan of R115 724 554. Fully written off in the Borrower’s accounts.

3.	Intergroup loan from the Borrower to Harmony Gold Australia of R480 528 619 as at 30 November 2009.

SCHEDULE 6

DISCLOSED POTENTIAL ENVIRONMENTAL CLAIM

1.	The Borrower has been advised that the Department of Water Affairs (“DWA”) may issue a directive in terms of the National Water Act, 1998 to entities who are conducting or who have conducted mining activities in the Wonderfontein Catchment area, which entities may include the Borrower and/or one or more Group Companies, relating to the alleged contamination of Wonderfontein Spruit and the rehabilitation and remediation thereof.

2.	Dispute between the Group and Mr Pitas in the Free State. Mr Pitas has lodged an application to revoke one of the Group’s mining rights in the Free State and has claimed R45m damages, arising out of an alleged failure by the Group to comply with its rehabilitation obligations.

3.	A group of farmers have indicated that they may institute a claim against the Group arising out of alleged pollution in the Dankbaarpan area resulting in the farmers allegedly not being able to use surface or groundwater for irrigation.

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	Nedbank Limited (as “Lender”)
135 Rivonia Road
Sandown
2196
Attention: [—]

[Date]

Dear Sirs

AMENDED AND RESTATED FACILITIES AGREEMENT ENTERED INTO BETWEEN inter alia NEDBANK LIMITED, HARMONY GOLD MINING COMPANY LIMITED (“BORROWER”) AND VARIOUS SUBSIDIARIES OF THE BORROWER DATED [    ] 2010 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate, and terms used in this Compliance Certificate have the same meaning as in the Facilities Agreement.

2.	This Compliance Certificate is in respect of the Ratio Test Period ended [ ] (being the Ratio Test Date), pursuant to clause 17 (Financial Covenants) of the Facilities Agreement.

3.	We confirm that in respect of the Ratio Test Date:

	As Calculated	Covenant	Compliance (Yes/No)
Interest Cover Ratio
Current Ratio
Cash Flows
Market Capitalisation to Facilities Outstanding

4.	We confirm that the representations and warranties given by the Borrower in clause 13 (Warranties and Representations) of the Facilities Agreement are true and correct.

5.	[We confirm that no Default is continuing.]*

For and on behalf of
HARMONY GOLD MINING COMPANY LIMITED

Name:
Capacity:
Who warrants his authority hereto

*	If this statement cannot be made, the Certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 8

LAST TAX RETURN YEAR

Company	Latest submitted returns
1 Harmony Gold Mining Company Limited	2007
2 ARMgold	2008
3 Evander	2008
4 ARMgold / Harmony Joint Investment Company	2009
5 ARMgold / Harmony Freegold Joint Venture Company	2008
6 Avgold Limited	2008
7 Randfontein Estate Limited	2006

SCHEDULE 9

RCF FORM OF UTILISATION REQUEST

(To appear on the letterhead of a Borrower)

To:	Nedbank Limited (as “Lender”)
135 Rivonia Road
Sandown
2196

Date:

Attention: [insert]

Dear Sirs

AMENDED AND RESTATED FACILITIES AGREEMENT DATED [INSERT DATE] (the “FACILITIES AGREEMENT”): UTILISATION REQUEST

1.	We refer to the Facilities Agreement.

2.	This is a Utilisation Request.

3.	The terms defined in the Facility Agreement shall have the same meanings where used in this Utilisation Request.

4.	This Utilisation Request is irrevocable.

5.	We hereby give you notice that, pursuant to the Facility Agreement and on [insert date], we wish to borrow a Loan in an amount of R[insert] ([insert] Rand) upon the terms and subject to the conditions contained therein.

6.	We elect an Interest Period of [insert] months.

7.	We confirm that as of the date hereof :

7.1	the Repeating Representations set out in the Facility Agreement are true and correct in all material respects; and

7.2	no Default has occurred and/or is continuing.

8.	The proceeds of the Loan must be credited to the following bank account:

8.1	Bank:	[insert];

8.2	Branch:	[insert];

8.3	Account Name:	[insert];

8.4	Account Number:	[insert];

8.5	Branch Code:	[insert].

Yours faithfully

For and on behalf of
HARMONY GOLD MINING COMPANY LIMITED

Name:
Capacity:
Who warrants his authority hereto

SCHEDULE 10

FORM OF TERM FACILITY B DRAWDOWN NOTICE

(To appear on the letterhead of a Borrower)

To:	Nedbank Limited (as “Lender”)
135 Rivonia Road
Sandown
2196

Date:

Attention: [insert]

Dear Sirs

AMENDED AND RESTATED FACILITIES AGREEMENT DATED [INSERT DATE] (the “FACILITIES AGREEMENT”): TERM FACILITY B DRAWDOWN NOTICE

1.	We refer to the Facilities Agreement.

2.	This is a Term Facility B Drawdown Notice.

3.	The terms defined in the Facility Agreement shall have the same meanings where used in this Term Facility B Drawdown Notice.

4.	This Term Facility B Drawdown Notice is irrevocable.

5.	We hereby give you notice that, pursuant to the Facility Agreement and on [insert date], we wish to borrow a Loan in an amount of R[insert] ([insert] Rand) upon the terms and subject to the conditions contained therein.

6.	We confirm that as of the date hereof :

6.1	the Repeating Representations set out in the Facility Agreement are true and correct in all material respects; and

6.2	no Default has occurred and/or is continuing.

7.	The proceeds of the Loan must be credited to the following bank account:

7.1	Bank:	[insert];

7.2	Branch:	[insert];

7.3	Account Name:	[insert];

7.4	Account Number:	[insert];

7.5	Branch Code:	[insert].

Yours faithfully

For and on behalf of
HARMONY GOLD MINING COMPANY LIMITED

Name:
Capacity:
Who warrants his authority hereto

SCHEDULE 11

TERM FACILITIES REPAYMENT SCHEDULE

Date	Capital payment
30 June 2010	90,000,000
31 December 2010	90,000,000
30 June 2011	152,500,000
31 December 2011	152,500,000
30 June 2012	152,500,000
31 December 2012	152,500,000
30 June 2013	152,500,000
31 December 2013	152,500,000
30 June 2014	152,500,000
31 December 2014	152,500,000

SCHEDULE 12

FORM OF LENDER’S ACCESSION UNDERTAKING

ACCESSION UNDERTAKING

To:	Nedbank Limited
(as “Facility Agent”)
135 Rivonia Road
Sandown
2196
Attention: [—]

From:	[Insert full name of New Lender] (the “New Lender”)

[Date]

Dear Sirs

AMENDED AND RESTATED FACILITIES AGREEMENT ENTERED INTO BETWEEN inter alia NEDBANK LIMITED, HARMONY GOLD MINING COMPANY LIMITED (“BORROWER”) AND VARIOUS SUBSIDIARIES OF THE BORROWER DATED [    ] 2010 (the “Facility Agreement”)

1.	We refer to the Facility Agreement.

2.	This is an Accession Undertaking, and terms used in this Accession Undertaking have the same meaning as in the Facility Agreement.

3.	This Accession Undertaking is delivered to Nedbank as the Facility Agent pursuant to clause 24 (Change of Party) of the Facility Agreement.

4.	In consideration of the New Lender being accepted as a Lender for the purposes of the Facility Agreement, and the other relevant Finance Documents (if any) pursuant to the Facility Agreement, the New Lender hereby confirms that, as from the date of acceptance of this Accession Undertaking by the Existing Lenders, it:

4.1	intends to be Party to the Facility Agreement and the other relevant Finance Documents as a Lender;

4.2	undertakes to perform all the obligations expressed in the Facility Agreement,

and the other relevant Finance Documents (if any) to be assumed by a Lender to the extent that such obligations have been delegated to the New Lender as described in the Cession and Delegation Agreement relating to this Accession Undertaking;

4.3	agrees that it shall be bound by all the provisions of the Facility Agreement and the other relevant Finance Documents (if any) as if it had been an original party to those Finance Documents as a Lender; and

4.4	accepts the benefits conferred upon the Lenders under the Finance Documents, including in particular the Security Documents.

5.	This Accession Undertaking may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Accession Undertaking.

6.	This Accession Undertaking shall be governed by and construed in accordance with the laws of South Africa.

For and on behalf of
[NEW LENDER]

Name:
Capacity:
Who warrants his authority hereto

For and on behalf of
NEDBANK LIMITED
(as “Facility Agent”)

Name:
Capacity:
Who warrants his authority hereto

DRAFT FOR DISCUSSION PURPOSES ONLY

SCHEDULE 13

AGREED FORM OF CESSION AND DELEGATION AGREEMENT

THIS SALE, CESSION AND DELEGATION AGREEMENT is dated                      and made BETWEEN:

(1)	[—] (the “Existing Lender”); and

(2)	[—] (the “New Lender”); and

(3)	NEDBANK LIMITED (as “Facility Agent”).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless inconsistent with the context, all capitalised terms shall have the respective meanings assigned to such terms below, all capitalised terms for which no meanings have been assigned herein shall have the meanings assigned to them in the Facilities Agreement, and cognate terms shall have corresponding meanings:

1.1.1	“this Agreement” means this Agreement, together with all schedules and appendices hereto and any written and signed amendments to the aforementioned;

1.1.2	“the Borrower” means Harmony Gold Mining Company Limited (Registration No. 1950/038232/06), a public company, incorporated under the laws of South Africa;

1.1.3	“the Effective Date” means, notwithstanding the Signature Date [—];

1.1.4	“Effective Date Facility Outstandings” means the aggregate principal amount owing by the Borrower to the Existing Lender under the Facilities Agreement as at the Effective Date which has not been prepaid or repaid irrevocably, unconditionally and in full;

1.1.5	“Existing Lender” means [—], (Registration No. [INSERT]), a [public] company incorporated under the laws of South Africa;

1.1.6	“Facilities Agreement” means the written agreement titled the “Facilities Agreement”, entered into between Nedbank, the Borrower and the Guarantors as listed in Schedule 2 thereto on or about [ ] 2009;

1.1.7	“Facility Agent” means Nedbank;

1.1.8	“nacm” means nominal annual compounded monthly in arrear;

1.1.9	“Nedbank” means Nedbank Limited (Registration No. 1951/000009/06), a public company incorporated under the laws of South Africa, which is registered as a bank in terms of the Banks Act, 1990;

1.1.10	“the New Lender” means [—] (Registration No. [—]), a [public] company incorporated under the laws of South Africa;

1.1.11	“Parties” means the Existing Lender and the New Lender and “Party” means, as the context requires, either of them;

1.1.12	“the Prime Rate” means the nacm prime overdraft rate of interest from time to time publicly quoted as such by Nedbank, calculated on a 365 (three hundred and sixty five) day factor, irrespective of whether or not the year is a leap year, as certified by any manager of Nedbank, whose appointment as such it shall not be necessary to prove, which certificate shall serve as prima facie proof of its contents;

1.1.13	“the Signature Date” means the date of last signature of this Agreement;

1.1.14	“the Sold Rights and Obligations” means that amount of the Existing Lender’s right, title and interest:

1.1.14.1	under the Finance Documents insofar as they relate to the Facility;

1.1.14.2	to the Effective Date Facility Outstandings;

as stipulated in Annexure “A” as being sold by the Existing Lender to the New Lender;

1.1.15	“South Africa” means the Republic of South Africa;

1.1.15.1	any reference to the singular includes the plural and vice versa;

1.1.15.2	any reference to natural persons includes legal persons and vice versa;

1.1.15.3	any reference to a gender includes the other genders;

1.1.15.4	any reference to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time.

1.2	If any definition contains a substantive provision conferring rights or imposing obligations on any party, effect shall be given to it as if it were a substantive provision in the body of this Agreement, notwithstanding that it is only in the definition clause.

1.3	Words and expressions defined in any sub-clause shall, for the purposes of the clause of which that sub-clause forms part, bear the meaning assigned to such words and expressions in that sub-clause.

1.4	The headnotes to the clauses of this Agreement have been inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

1.5	When any number of days is prescribed, same shall be reckoned inclusively of the first and exclusively of the last day.

1.6	Reference to day/s shall be construed as any day, irrespective of whether or not it is a Business Day.

1.7	Reference to month/s means a period starting on one day in a calendar month and ending on the day preceding the numerically corresponding day in the next calendar month, except that:

1.7.1	if the day preceding such numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that next calendar month if there is one, or if there is not, on the immediately preceding Business Day; and

1.7.2	if there is no numerically corresponding day in the next calendar month, that period shall end on the last Business Day in such next calendar month;

1.8	Reference to calendar month/s shall be construed as one or more of the twelve named periods into which a year is divided in terms of the Gregorian calendar.

1.9	Where any act is to be performed on a day which is not a Business Day, such act shall be performed on the Business Day immediately preceding such day.

1.10	Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

2.	SALE AND PURCHASE

The Existing Lender hereby sells to the New Lender, which hereby purchases from the Existing Lender, with effect from the Effective Date, the Sold Rights and Obligations.

3.	PURCHASE PRICE

3.1	As consideration for the sale of the Sold Rights and Obligations, the New Lender shall pay to the Existing Lender the amount of R[insert] ([insert]) (“the purchase price”) which shall be paid by the New Lender to the Existing Lender on the Effective Date in immediately available funds, free of any deductions, exchange or other charges by electronic transfer into the following bank account:

Account name	:

Bank	:

Branch	:

Code	:

Account Number	: .

3.2	The purchase price shall, if it is not paid on the Effective Date, bear interest from the Effective Date to the date of payment at the Prime Rate.

3.3	The Parties record that the sale of the Sold Rights and Obligations pursuant to this Agreement is the transfer of a “debt security” (as defined in Section 2(2) of the VAT Act) and is accordingly exempt from VAT under Section 12(a) of the VAT Act.

3.4	Notwithstanding the provisions of clause 3.3, if the sale of the Sold Rights and Obligations is subject to VAT, the purchase price shall be deemed to be exclusive of VAT, which shall be payable by the New Lender to the Existing Lender against delivery by the Existing Lender to the New Lender of a valid tax invoice in respect thereof.

4.	DELIVERY

4.1	Against payment by the New Lender to the Existing Lender of the purchase price as provided for in clause 3, and with effect on the Effective Date, the Existing Lender hereby:

4.1.1	cedes, assigns and transfers the Sold Rights and Obligations to the New Lender; and

4.1.2	delegates to the New Lender all of the Existing Lender’s obligations under the Finance Documents to the extent related to the Sold Rights and Obligations,

without recourse to the Existing Lender.

4.2	The New Lender hereby accepts:

4.2.1	the cession, assignment and transfer of the Sold Rights and Obligations to the New Lender; and

4.2.2	the delegation to the New Lender of the Existing Lender’s obligations under the Finance Documents to the extent related to the Sold Rights and Obligations, which obligations the New Lender hereby assumes;

without recourse to the Existing Lender.

4.3

The New Lender hereby irrevocably binds itself in favour of the parties to each of the Finance Documents to the terms of the Finance Documents, as if it had been a party thereto and any Finance Party shall be entitled to accept the benefit of this clause 4.3 and any other benefits conferred on it in terms of this Agreement at any time.

4.4	It is recorded that the Obligors have, in terms of clause 24.2 (Change of Party) of the Facilities Agreement, consented to the cession and delegation herein recorded.

5.	DELIVERY OF NOTICE

The Facility Agent shall, within 5 (five) Business Days from the Effective Date, despatch written notices to the Obligors and to any Lender which is not a party hereto of the sale, cession, assignment and transfer of the Sold Rights and Obligations pursuant to this Agreement.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Each party represents and warrants to the other party on the Signature Date, the Effective Date and on each day between those dates that:

6.1.1	it is a company duly organised and existing under the laws of the jurisdiction in which it is incorporated;

6.1.2	it has the power to enter into and to exercise its rights and perform its obligations under this Agreement;

6.1.3	all corporate and other actions required to authorise the execution of this Agreement by it and the performance by it of its obligations under this Agreement have been duly taken;

6.1.4	the obligations expressed to be assumed by it in this Agreement are legal and valid obligations binding on it in accordance with the respective terms thereof;

6.1.5	the execution of this Agreement and the exercise by it of its rights and the performance of its obligations under this Agreement do not and will not conflict with:

6.1.5.1	any agreement to which it is a party or which is binding on it or any of its assets;

6.1.5.2	its constitutive documents and rules and regulations; or

6.1.5.3	any applicable law, regulation or official or judicial order.

6.2	The Existing Lender hereby represents and warrants to the New Lender on the Signature Date, the Effective Date and on each day between those dates that:

6.2.1	to the best of its knowledge and belief, the Finance Documents have not been terminated or cancelled and are of full force and effect; it has the right to sell and cede, assign and transfer the Sold Rights and Obligations to the New Lender;

6.2.2	the Sold Rights and Obligations are capable of being sold and ceded, assigned and transferred to the New Lender free of any encumbrances;

6.2.3	prior to the cession, assignment and transfer of the Sold Rights and Obligations recorded in this Agreement, it has not ceded, assigned or transferred any of the Sold Rights and Obligations to any person;

6.2.4	no Obligor has been released by it from its obligations under the Finance Documents,

provided that, save as set out in this clause 6.2, the Existing Lender gives no representations or warranties express or implied in connection with the sale of the Sold Rights and Obligations pursuant to this Agreement.

7.	LIMITATIONS

7.1	Unless expressly agreed to the contrary in this Agreement, the Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

7.1.1	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

7.1.2	the financial condition or creditworthiness of any Obligor;

7.1.3	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents;

7.1.4	the accuracy of any representations, warranties or statements (whether written or oral) by any Obligor made in or in connection with any of the Finance Documents or any other document.

and any representations or warranties implied by law are excluded.

7.2	The New Lender confirms to the Existing Lender that it:

7.2.1	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Obligors in connection with its participation in the Finance Documents and has not relied on any information provided to it by the Existing Lender in connection with any of the Finance Documents or on any representation or warranty made by the Existing Lender other than those set out in clause 6; and

7.2.2	will continue to make its own independent appraisal of the creditworthiness of the Obligors whilst any amount is or may be outstanding under the Finance Documents.

7.3	Nothing in any of the Finance Documents or this Agreement obliges the Existing Lender to:

7.3.1	accept a re-transfer from the New Lender of any of the rights ceded, assigned and transferred and obligations delegated under this Agreement;

7.3.2	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise; or

7.3.3	provide the New Lender with any credit or other information concerning the affairs, financial condition or business of any Obligor or any other third party.

8.	NOTICES AND DOMICILIA

8.1	The parties choose domicilia citandi et executandi for all purposes under this Agreement, whether in respect of court process, notices or other documents or communications of whatsoever nature, the following, addresses:

8.1.1	the Existing Lender at [

                                                                                                                                                                        ];

8.1.2	the New Lender at [ ].

8.2	A party may change that party’s address for this purpose to another physical address in South Africa, by notice in writing.

8.3	All notices shall be in writing and be deemed (unless the contrary is proved) to have been duly given -

8.3.1	on delivery, if delivered to the addressee’s physical address; on the Business Day after dispatch, if sent to the party’s then telefax number;

8.3.2	1 (one) Business Day after delivery, if delivered by a recognised international courier service to the addressee’s physical address.

8.4	Notwithstanding anything to the contrary contained in this Agreement, a written notice or communication actually received by one of the parties from another including by way of telex or facsimile transmission shall be adequate written notice or communication to such party.

9.	GENERAL

9.1	No variation of this Agreement shall be of any force and effect unless reduced to writing and signed by the parties or their authorised Facility Agents.

9.2	No failure or delay on the part of a party to exercise any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by a party of any power, right or remedy preclude other or further exercise thereof or the exercise of any power, right or remedy. The remedies provided in this Agreement are cumulative and are not exclusive of any remedies provided by law.

9.3	This Agreement, together with all the annexures and schedules thereto, constitutes the whole agreement between the parties and there are no warranties, promises, representations or inducements, whatsoever, which have been made by or on behalf of any party regarding the subject matter hereof, unless such warranties, promises, representations are contained herein.

9.4	All legal costs, charges and disbursements incurred by any party in successfully enforcing or defending any provisions of this Agreement or any claim or action thereunder, shall be payable by the unsuccessful party on the scale as between attorney and his own client.

9.5	Each party shall bear its own costs and expenses in connection with the negotiation and drafting of this Agreement.

10.	GOVERNING LAW

This Agreement and all matters or disputes incidental thereto or arising therefrom shall in all respects be governed by and construed in accordance with the laws of South Africa, including all matters of construction, validity and performance.

11.	COUNTERPARTS

If any of the parties or the signatories of any of the parties signs this Agreement in counterparts, the counterparts, taken together, shall constitute one agreement.

12.	SEVERABILITY

Each phrase, sentence, paragraph and clause in this Agreement is severable, the one from the other, notwithstanding the manner in which they may be linked together or grouped grammatically and if in terms of any judgment or order any phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason the remaining phrases, sentences, paragraphs and clauses as the case may be, shall nevertheless be and continue to be of full force and effect.

13.	COSTS

13.1	If, in any legal or arbitration proceedings relating to the enforcement by either party of its rights in terms of this Agreement, a court or arbitrator awards costs to any party, such costs shall be determined and recoverable on the scale as between an attorney and own client and shall include collection charges, the costs incurred by such party in endeavouring to enforce such rights prior to the institution of legal or arbitration proceedings and the costs incurred in connection with the satisfaction or enforcement of any judgment or arbitration award in favour of such party in relation to its rights in terms of or arising out of this Agreement.

13.2	Each of the parties shall bear its own costs of and incidental to the negotiation, preparation and signature of this Agreement.

SIGNED at                      on this the      day of              2010

Name:
Capacity:
Who warrants his authority hereto

SIGNED at                      on this the      day of              2010

Name:
Capacity:
Who warrants his authority hereto

DRAFT FOR DISCUSSION PURPOSES ONLY

ANNEXURE “A”

ANNEXURE “A” TO CESSION AND DELEGATION AGREEMENT

Effective Date Facility Outstandings        :        R [—]

Sold Rights and Obligations to New Lender                                  :         R [—]

Commitment of Existing Lender after the Effective Date              :        R [—]

DRAFT FOR DISCUSSION PURPOSES ONLY

SCHEDULE 14

FORM OF CONFIDENTIALITY UNDERTAKING

To:	[Insert name of Potential New Lender.]

Re:	The Agreement:
Borrower:
Date:
Amount:
Agent:

Dear Sirs

AMENDED AND RESTATED FACILITY AGREEMENT (the “FACILITY AGREEMENT”) ENTERED INTO BETWEEN inter alia NEDBANK LIMITED, HARMONY GOLD MINING COMPANY LIMITED (the “BORROWER”) AND VARIOUS SUBSIDIARIES OF THE BORROWER DATED [    ] 2010

We understand that you are considering [acquiring]1 /[arranging the acquisition of]2 an interest in the Facility Agreement (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	In this letter, terms defined in the Facility Agreement shall, unless the context otherwise requires, have the same meaning and the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

1.1	“Confidential Information” means any information relating to the Borrower, the Group, the Facility Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

1.1.1	is or becomes public knowledge other than as a direct or indirect result of any breach of this letter; or

[1]	Delete if addressee is acting as broker or agent.
[2]	Delete if addressee is acting as principal.

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DRAFT FOR DISCUSSION PURPOSES ONLY

1.1.2	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

1.2

“Permitted Purpose” means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of][3] considering and evaluating whether to enter into the Acquisition; and

1.3	“Purchaser Group” means you, and each of your affiliates.

2.	Confidentiality Undertaking

You undertake:

2.1	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2.2 and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

2.2	to use the Confidential Information only for the Permitted Purpose;

2.3

to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph [2.2 or] [4] 2.3) acknowledges and complies with the provisions of this letter as if that person were also a party to I;, and

2.4	to confirm that all of your employees, officers and directors are contractually bound to maintain confidentiality and shall procure that should any employee, officer or director not be so bound that such employee enters into a confidentiality undertaking in favour of the Borrower on substantially the same terms and conditions set out in this letter;

2.5	to procure that each professional advisor, shareholder and/or consultant enters into a confidentiality undertaking in favour of the Borrower on substantially the same terms and conditions as set out in this letter.

3.	Permitted Disclosure

We agree that you may disclose Confidential Information:

3.1	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to

[3]	Delete if addressee is acting as principal.
[4]	Delete as applicable.

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DRAFT FOR DISCUSSION PURPOSES ONLY

any auditors of members of the Purchaser Group, to the extent that they have undertaken to keep the Information Confidential;

3.2	[subject to the requirements of the Facility Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter.]

3.3	subject to the requirements of the Facility Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Facility Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Facility Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

3.4	where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body;

3.5	where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or;

3.6	where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

4.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2.4 or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

5.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2.4.

6.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease:

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DRAFT FOR DISCUSSION PURPOSES ONLY

6.1	if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Facility Agreement;

6.2	24 (twenty-four) months from the date of this letter.

7.	No Representation, Consequences of Breach, etc

You acknowledge and agree that neither we [nor our principal]5 nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”):

7.1	make any representation or warranty, express or implied, as to, or assume any responsibility for the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or

7.2	shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

7.3

we [or our principal][6] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

8.	Sole Agreement, No Implied Terms, No Variation, Extensions and Waivers

8.1	This letter constitutes the sole record of the agreement between us and you (each, a “Party”, and collectively the “Parties”) in regard to the subject matter hereof.

8.2	No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in this letter.

8.3	No addition to, variation or consensual cancellation of this letter and no extension of time, waiver or relaxation or suspension of any of the provisions or terms hereof shall be of any force or effect unless in writing and signed by or on behalf of all the Parties.

8.4	No latitude, extension of time or other indulgence which may be given or allowed by any Party to any other Party in respect of the performance of any obligation hereunder or enforcement of any right arising from this letter and no single or partial exercise of any right by any Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or a

[5]	Delete if letter is sent out by the Seller rather than the Seller’s broker or agent.
[6]	Delete if letter is sent out by the Seller rather than the Seller’s broker or agent.

Page 157.

DRAFT FOR DISCUSSION PURPOSES ONLY

novation of, or otherwise affect any of that Party’s rights in terms of or arising from this letter or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

9.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

10.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given by the benefit of [our principal]7 the Borrower and each other member of the Group.

11.	Governing Law and Jurisdiction

11.1	This letter (including the agreement constituted by your acknowledgment of its terms) shall be governed by and construed in accordance with the laws of South Africa and the parties submit to the non-exclusive jurisdiction of the South Gauteng High Court (Johannesburg) (or any successor to that Division) in regard to all matters arising from this letter.

11.2	Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[Seller/Seller’s agent/broker]

To:	[Seller]
[Seller’s agent/broker]
The Borrower and each other member of the Group

We acknowledge and agree to the above.

[7]	Delete if letter is sent out by the Seller rather than the Seller’s broker or agent.

Page 158.

DRAFT FOR DISCUSSION PURPOSES ONLY

For and on behalf of
[Potential Purchaser/Purchaser’s agent/broker]

Page 159.